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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FLOWSERVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑ No fee required.
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5215 N. O’Connor Blvd, Suite 2300
Irving, Texas 75039
June 30, 2006
NOTICE OF 2005 ANNUAL MEETING
OF SHAREHOLDERS
The 2005 annual meeting of shareholders of Flowserve Corporation (the “Company”) which normally would have been held in 2005, was delayed by the time required to complete and file with the Securities and Exchange Commission (the “SEC”) the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2004 and 2005, which occurred on February 12, 2006 and June 30, 2006, respectively. The 2005 annual meeting of shareholders will be held on August 24, 2006, at 11:00 a.m., local time, at the Flowserve Corporation Learning Center, 4343 Royal Lane, Irving, Texas 75063. If you were a shareholder of record of the Company’s common stock at the close of business on June 29, 2006, you are entitled to notice of and to vote at the annual meeting.
At this meeting the Company will ask you to:

•	elect two directors, each to serve a term expiring at the 2006 annual meeting of shareholders, and elect two directors, each to serve a term expiring at the 2008 annual meeting of shareholders;

•	approve the amendments to three existing stock option and incentive plans to permit the extension of the exercise period of unexercised options granted in 1995 and 1996 under these plans, since affected option holders have been unable to exercise these options and would forfeit such options, for reasons beyond their control, arising from the Company’s delay in filing its financial reports with the SEC; and

•	attend to other business properly presented at the meeting.
The compensation information contained in the enclosed proxy statement relates primarily to the fiscal year ended December 31, 2004. For compensation and other information relating to the fiscal year ended December 31, 2005, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on June 30, 2006 and the proxy statement relating to the 2006 annual meeting of shareholders filed with the SEC on June 30, 2006.
The enclosed proxy statement contains information you should read and consider before you vote.
Your vote is important. Whether or not you plan to attend the meeting in person, the Company requests your vote. Please to vote by completing and mailing the proxy card in the enclosed envelope or using the telephone or Internet. Thank you in advance for voting.

By Order of the Board of Directors,

Ronald F. Shuff
Vice President, Secretary and General Counsel

i

Page

EXECUTIVE OFFICERS AND OTHER CORPORATE OFFICERS	17
EXECUTIVE COMPENSATION	19
Summary Compensation Table	19
2004 Stock Option Grants	21
2004 Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	22
Equity Compensation Plan Information	22
Stock Option Modifications	23
Pension Plans	24
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS	25
Employment Agreement	25
Separation and Release Agreements	26
Change In Control Arrangements	27
Transitional Executive Security Plan	27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	28

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE	29

STOCK PERFORMANCE GRAPH	34

REPORT OF THE AUDIT COMMITTEE	35

OTHER AUDIT INFORMATION	36

Relationship with Independent Registered Public Accounting Firms	36

Audit and Non-Audit Fees and Services	36

Audit Committee Pre-Approval Policy	36

PROPOSAL NUMBER TWO: APPROVAL OF THE AMENDMENTS TO CERTAIN FORMER STOCK OPTION AND INCENTIVE PLANS TO EXTEND THE EXERCISE PERIOD OF UNEXERCISED OPTIONS	37
Background	37
Option Extensions	38
Rationale for Extension	40
Plan Amendments Subject to Shareholder Approval	40
Description of Plans	40
Federal Income Tax Consequences	40
Required Vote	42
Recommendation	42

EXHIBITS A THROUGH C	A-1

ii

FLOWSERVE CORPORATION
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
2005 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
THE ANNUAL MEETING AND VOTING
We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Flowserve Corporation, a New York corporation (the “Company”), of proxies to be voted at the 2005 annual meeting of shareholders, which is being held on August 24, 2006, and at any adjournment or postponement. This proxy statement and form of proxy are first being mailed to shareholders on or about July 17, 2006.
This proxy statement and the enclosed proxy card contain information about the election of directors and amendments to certain former stock option and incentive plans that you may vote on at the annual meeting.
The majority of the information contained in this proxy statement relates primarily to the fiscal year ended December 31, 2004. For information relating to the fiscal year ended December 31, 2005, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2006 and the proxy statement relating to the 2006 annual meeting of shareholders filed with the SEC on June 30, 2006.
Who May Vote and Number of Votes
If you are a shareholder of record at the close of business on June 29, 2006, you may vote on the matters discussed herein. You have one vote for each share you own.
How to Vote
Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank. If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted.
Voting by Proxy Holder for Shares Registered Directly in the Name of Shareholder. If you hold your shares in your own name as a holder of record, you must instruct the proxy holders named in the enclosed proxy card how to vote your shares by using the toll-free telephone number or the Internet website set forth below or by signing, dating and mailing the enclosed proxy card to National City Bank in the enclosed envelope. Each of these voting methods is described below:

Vote by Telephone. If you hold your shares in your name as a holder of record, you may vote by telephone by calling toll-free to 1-888-693-8683 from the United States and Canada and following the series of voice instructions that will direct you how to vote your shares. Have your proxy card available when you place your telephone call. Telephone voting is available 24 hours a day, 7 days a week until 6:00 a.m., Eastern time on August 24, 2006. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Vote by Internet. You have the option to vote via the Internet at the following address: www.cesvote.com by following the on-screen instructions that will direct you how to vote your shares. Internet voting is available 24 hours a day, 7 days a week until 6:00 a.m., Eastern time, on August 24, 2006. Have your proxy card available when you access the Internet website. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Vote by Mail. If you would like to vote by mail, mark the enclosed proxy card, sign and date it, and return it to National City Bank in the enclosed envelope.

Vote in Person. If you are a registered shareholder and attend the annual meeting, you may deliver your completed proxy card in person. “street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares.

Changing Your Vote
You may revoke your proxy at any time before it has been exercised by:

•	mailing in a revised proxy dated later than the prior proxy submitted,

•	notifying the Corporate Secretary in writing that you are revoking your proxy,

•	casting a new vote by telephone or the Internet, or

•	appearing in person and voting by ballot at the annual meeting.
Quorum for the Meeting
A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Shares as to which the holder abstains from voting on a particular proposal count at the meeting for purposes of determining a quorum.
“Broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.
Counting of Votes
Only “votes cast” count in the voting results, and withheld votes are not considered “votes cast.” Directors are elected by a plurality of votes cast. The approval of the amendments to certain former stock option and incentive plans described under “Proposal Number Two: Approval of the Amendments to Certain Former Stock Option and Incentive Plans to Extend the Exercise Period of Unexercised Options” requires the affirmative vote of a majority of the votes cast.
Under the rules of the New York Stock Exchange (“NYSE”), brokers may, at their discretion with respect to certain routine matters, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of directors, but it does not include the amendments to certain of our former stock option and incentive plans. “Broker non-votes” on a particular proposal will not constitute votes cast with respect to such proposal.
At the close of business on June 29, 2006, the record date for the annual meeting, the Company had 56,514,546 shares of common stock issued and outstanding (excluding any treasury shares) which may be voted.
Cost of Proxy Solicitation
The Company pays the cost of soliciting proxies. Brokerage firms and other custodians, nominees and fiduciaries are reimbursed by the Company for the reasonable out-of-pocket expenses that they incur to send proxy materials to shareholders and solicit their votes.
Shareholder Proposals
The Company will hold its 2006 annual meeting of shareholders on August 24, 2006. As described in the Company’s Current Report on Form 8-K, dated April 25, 2006, advance notice of any nominations for directors and any other items of business for that meeting must have been provided by proposing shareholders to the Company on or before July 5, 2006. Any shareholder proposals must have been submitted in writing to the Company by May 30, 2006, to be considered for inclusion in the Company’s proxy materials for the 2005 and 2006 annual meetings of shareholders. All shareholder proposals submitted to the Corporate Secretary of the Company must be in accordance with the Company’s By-Laws, where applicable, and delivered to the Company’s address noted below:

Flowserve Corporation
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
Attention: Corporate Secretary
See the discussion on page 6 of this proxy statement under “Shareholder Director Nominations” for information regarding nominating a person to serve on the Board.
Voting by Participants in the Flowserve Corporation Retirement Savings Plan
If you are a participant in the Flowserve Corporation Retirement Savings Plan, the proxy card serves as a voting instruction to the trustee for the plan. The proxy card indicates the number of shares of common stock credited to your account under the plan as of the record date for voting at the meeting.

•	If you sign and return your proxy card on time, the trustee will vote the shares as you have directed.

•	If you do not return your proxy card, or if you return your proxy card late, the trustee will vote your shares in the same proportion as the shares voted by participants who timely return their cards to the trustee.
Vote Tabulations
Votes are counted by National City Bank, the Company’s independent transfer agent and registrar. National City Bank is the inspector of elections for the annual meeting.
INFORMATION ABOUT THE BOARD OF DIRECTORS
The Self-Governance Guidelines of the Board contain a formal set of qualification standards with respect to the determination of director independence, which either meet or exceed the independence requirements of the NYSE corporate governance listing standards. Under the Self-Governance Guidelines, only those directors who have no material relationship with the Company (except as a director) are deemed independent. The Self-Governance Guidelines specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. See “Board Self-Governance Guidelines” below for more information on these guidelines.
The Board has determined that, other than Lewis M. Kling, each member of the Board, including all persons nominated for re-elections meet the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards. Mr. Kling is not considered independent, as he serves as

President and Chief Executive Officer of the Company.
Meetings of the Board
The Board held 5 regular meetings and 7 special meetings in 2004. Executive sessions of non-management directors are normally held at least 5 times a year. Any non-management director may request additional executive sessions to be scheduled. Shareholders may communicate with the Company’s non-management directors by following the instructions set forth in “Shareholder Communications with the Board” below.
Board members customarily have attended the Company’s annual meetings of shareholders. In 2004, each director attended at least 90% of the meetings of the Board held during the period for which he or she has been a director and the meetings of the Board committees on which he or she served.
Non-Executive Chairman of the Board
Kevin E. Sheehan, as non-executive Chairman of the Board, presides over both regular sessions of the Board and executive sessions of the Board where only non-employee directors are present. He approves the agendas for Board meetings in advance. He also serves as a member of the Finance Committee and as an alternate member of all other Board committees. Mr. Sheehan generally attends all committee meetings, where possible.
Committees of the Board
Effective January 1, 2005, the Board separated its Audit/ Finance Committee into an Audit Committee and a Finance Committee. Effective January 1, 2005, the Board also renamed its Compensation Committee as the Organization and Compensation Committee. As a result, the Board presently maintains an Audit Committee, a Finance Committee, an Organization and Compensation Committee and a Corporate Governance and Nominating Committee. Only independent directors are eligible to serve on Board committees.
Each committee is governed by a written charter. The charters of the Audit Committee, Finance Committee, Organization and Compensation Committee and Corporate Governance and Nominating Committee are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption. These documents are also available in print to any shareholder who submits a written request to Michael E. Conley, Vice President, Investor Relations, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039.
Audit Committee
The Audit Committee is currently composed of three directors, Charles M. Rampacek, James O. Rollans (Chairman) and William C. Rusnack. During 2004, the members of the committee were Diane M. Harris (Chairman), Charles M. Rampacek, James O. Rollans and William C. Rusnack. The Board has determined that Mr. Rollans, former Chief Financial Officer of Fluor Corporation, is a qualified audit committee financial expert under the SEC rules and has accounting and related financial management expertise for purposes of the NYSE corporate governance listing standards. The Board has also determined that all other committee members are financially literate, within the meaning of the NYSE corporate governance listing standards, and meet the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.
The committee directly engages the Company’s independent auditors, preapproves the scope of the annual external audit and preapproves all audit and non-audit services to be provided by the independent auditor. The committee further approves and directly reviews the results of the internal audit plan. The committee also meets with management and the independent auditors to review the quality and accuracy of the annual and quarterly financial statements and considers the reports and recommendations of independent internal and external auditors pertaining to audit results, accounting practices, policies and procedures and overall internal controls.
The committee meets periodically with the external and internal auditors in executive session to discuss their reports on a confidential basis. In addition, the committee prepares and issues the Report of the Audit Committee located on page 35 of this proxy statement. The committee (formerly structured as the Audit/ Finance Committee in 2004) met 23 times in 2004.
Organization and Compensation Committee
The Organization and Compensation Committee is currently composed of four directors, Christopher A. Bartlett (Chairman), Hugh K. Coble, Roger L. Fix and George T. Haymaker, Jr. During 2004, the members of the committee were Christopher A. Bartlett, Hugh K. Coble, George T. Haymaker, Jr. (Chairman), Michael F. Johnston and Kevin E. Sheehan. The Board has determined that all members of the committee meet the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.
The committee is responsible for establishing executive compensation for officers, including the Chief Executive Officer and key management personnel. Decisions regarding compensation are made by the committee in a manner that is intended to be internally equitable, externally competitive and an incentive for effective performance in the best interests of shareholders. The committee has retained an independent compensation consultant to attend committee meetings as requested by the committee to provide advice directly to the committee. The committee is also responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. The committee reviews the organizational design, management development plans and managerial capabilities of the Company. The committee also prepares and issues the Report of the Organization and Compensation Committee on executive compensation beginning on page 29 of this proxy statement. The committee met 6 times in 2004.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee is currently composed of four directors, Christopher A. Bartlett, Michael F. Johnston, Charles M. Rampacek (Chairman) and James O. Rollans. During 2004, the members of the committee were George T. Haymaker, Jr., James O. Rollans and Kevin M. Sheehan (Chairman). The Board has determined that all members of the Committee meet the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.
The committee is responsible for making recommendations to the Board for the positions of Chairman of the Board, President and Chief Executive Officer and candidates for director. The committee utilizes a variety of methods for identifying and evaluating nominee director candidates. The committee assesses the appropriateness of the Board’s size and whether any vacancies on the Board are expected due to retirement or other factors. In the event that vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director who may come to the attention of the committee through current Board members, professional search firms, shareholders or other persons. The committee generally retains a national executive recruiting firm to research, screen and contact potential candidates regarding their interest in serving on the Board, although the committee may also use less formal recruiting methods.
All identified candidates, including shareholder-proposed nominees, as applicable, are evaluated by the committee using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time.
The Company’s director nomination process for nominating shareholders and its policy regarding the consideration of such nominations is discussed under “Shareholder Director Nominations” below.
The Board’s Self-Governance Guidelines contain Board membership criteria. Generally, the Board believes that its members should have the highest professional and personal ethics and a diversity of backgrounds. All existing and prospective new members must have a broad strategic view and articulate leadership skills, possess a global business perspective and demonstrate relevant and successful career experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Each director must represent the interests of all shareholders.
The committee is also responsible for evaluating the annual Chief Executive Officer’s performance review conducted by the Board. Further, the committee reviews and recommends, as deemed appropriate, changes to corporate governance matters consistent with SEC rules and the NYSE corporate governance listing standards. The committee met 4 times in 2004.
Shareholder Director Nominations
In accordance with the Company’s By-Laws, if you are a shareholder entitled to vote at an annual meeting, you may nominate one or more persons for election as a director of the Company at that meeting. You may do this by sending a written notice to the Corporate Secretary, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. The Company must receive your notice not less than 50 days before the annual meeting date (provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the notice by the shareholder in order to be considered timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made). The shareholder’s notice must set forth:
      (a) as to each shareholder-proposed nominee (i) the name, age, business address and residence address of such person, (ii) the principal occupation of such person, (iii) the class and number of any shares of the Company or any subsidiary of the Company which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
      (b) as to the shareholder giving the notice (i) the name and record address of such shareholder and (ii) the class and number of Company shares beneficially owned by such shareholder.
After submission, in accordance with the Company’s policy on considering director nominations by shareholders, the notice will be referred to the Corporate Governance and Nominating Committee for further consideration. The Corporate Governance and Nominating Committee may require any shareholder-proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee or to assist in evaluating the proposed nominee. The Corporate Governance and Nominating Committee may require the submission of a fully completed and signed Questionnaire for Directors and Executive Officers on the Company’s standard form and a written consent by the shareholder-proposed nominee to serve as a director if so elected. Shareholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that the Corporate Governance and Nominating Committee’s other proposed nominees receive.
Board Self-Governance Guidelines
In addition to the corporate governance duties noted for each committee above, the Board continuously monitors and updates, as deemed appropriate, internal guidelines designed to promote superior oversight of the Company. The guidelines set parameters for the director recruiting process and the composition of Board committees. They also determine the formal process for Board review and evaluation of the Chief Executive Officer, individual directors and Board performance. The guidelines also establish targets for director stock ownership.
These guidelines require a director to offer his or her resignation when such director’s principal occupation changes during a term of office. Under such circumstances, the Corporate Governance and Nominating Committee will review whether it is appropriate for the director to continue serving on the Board. Finally, these guidelines establish maximum term and age limits for directors, which may be waived by the Board if deemed appropriate.
The Board’s Self Governance Guidelines, as well as the Company’s Code of Ethics and Code of Business Conduct, are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption. These documents are also available in print to any shareholder who submits a written request to Michael E. Conley, Vice President, Investor Relations, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039.
Shareholder Communications with the Board
Shareholders and other interested parties may communicate with the Board by writing to Kevin E. Sheehan, Chairman of the Board, c/o Flowserve’s Corporate Secretary, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. All such communications are delivered to Mr. Sheehan.
DIRECTORS’ COMPENSATION
Basic Annual Retainer Compensation
2004 Basic Annual Retainer Compensation
During 2004, non-employee directors received an annual retainer with an aggregate target value of $85,000 per year. In addition, the chairman of each committee and each committee member received annual committee service fees as described below. The cash portion of the annual retainer was $35,000 and the equity portion had a target grant valuation of $50,000. The equity portion was provided in the form of restricted common stock of the Company having a $50,000 fair market valuation on the grant date. The equity portion of the director annual retainer is generally granted on the date of the annual meeting of shareholders. Voting rights accompanied such restricted stock, which fully vests after one year. This restricted stock was also subject to a holding period prohibiting resale, which is the shorter of five years from the date of grant or one year after the director ceases service on the Board. Directors may elect to defer all or a portion of their annual compensation. Interest was paid on cash deferrals. Directors who elected to defer the cash portion of their annual compensation and to receive it in the form of Company common stock at a later date received a 15% premium on such deferred amounts. During

2004, all non-employee directors received this basic annual compensation.
2005 Basic Annual Retainer Compensation
During 2005, non-employee directors were approved to receive an annual retainer with an aggregate target value of $85,000 per year. The annual retainer was comprised of a cash portion equal to $35,000 and an equity portion with a target grant valuation of $50,000 which was to be granted at the 2005 annual meeting of shareholders. During 2005, non-employee directors received the cash portion of the annual retainer, but did not receive the equity portion as the 2005 annual meeting of shareholders was not held during 2005. In addition, the chairman of each committee and each committee member received annual committee service fees as described below. Directors will receive an equity grant at the 2005 annual meeting of shareholders to be held August 24, 2006 in the form of restricted common stock of the Company having a fair market value of $100,000 on the date of grant, consistent with the increase in annual director compensation described below under “2006 Director Compensation.” Directors will receive this equity grant in addition to their regular 2006 director compensation. Voting rights will accompany such restricted stock, which will fully vest after one year. This restricted stock will also be subject to a holding period prohibiting resale, which is the shorter of five years from the date of grant or one year after the director ceases service on the Board. Directors may elect to defer all or a portion of their annual retainer compensation. Interest was paid on cash deferrals. Directors who elected to defer the cash portion of their annual retainer compensation and to receive it in the form of Company stock at a later date received a 15% premium on such deferred amounts.
Annual Committee Service Fee Compensation
2004 Committee Service Fee Compensation
During 2004, the chairman of each committee and each committee member received the following annual committee service fee compensation:

	Committee	Chairman
Board	Service	Service
Committee	Fee	Fee

Audit/ Finance Committee	$10,000	$10,000

Compensation Committee	$7,500	$7,500

Corporate Governance and Nominating Committee	$2,500	$7,500
2005 Committee Service Fee Compensation
During 2005, the chairman of each committee and each committee member received the following annual committee service fee compensation:

	Committee	Chairman
Board	Service	Service
Committee	Fee	Fee

Audit Committee	$10,000	$10,000

Finance Committee	$7,500	$7,500

Organization and Compensation Committee	$7,500	$7,500

Corporate Governance and Nominating Committee	$2,500	$7,500
Supplemental Compensation
2004 Supplemental Compensation
In July 2004, the Organization and Compensation Committee approved supplemental compensation to James O. Rollans for his service on a special subcommittee formed in 2004 to monitor the Company’s closing of its 2003 financial statements. The supplemental compensation was awarded in recognition of his services performed outside his regular Board and committee duties, responsibilities and expectations. The supplemental compensation was based on the number of days Mr. Rollans performed these services and on a per diem payment of $3,500. For these services, Mr. Rollans received supplemental compensation of $98,000 in cash in the aggregate.
2005 Supplemental Compensation
On October 12, 2005, the Organization and Compensation Committee approved supplemental compensation to specified directors for their service on special “ad hoc” subcommittees formed during 2005 for the Company’s search of, and transition to, a new Chief Executive Officer. The supplemental compensation was awarded in recognition of services performed by those directors outside their regular Board and committee duties, responsibilities and expectations. The services performed included the negotiation of the separation agreement for the Company’s former Chief Executive Officer, the development of a special senior management retention plan during the search for the new Chief Executive Officer, special recruiting work related to identifying, interviewing and evaluating new candidates for the Chief Executive Officer position and the negotiation of a new employment agreement with Lewis M. Kling in connection with his appointment as President and Chief Executive Officer. The supplemental compensation was based on the number of days each director performed these services and on a per diem payment of $3,500. For these services, each director named below received the supplemental compensation set forth opposite his name:

2005
Supplemental
Director	Compensation

Charles M. Rampacek	$87,500

William C. Rusnack	$56,000

George T. Haymaker, Jr.	$35,000

Hugh K. Coble	$28,000

Kevin E. Sheehan	$12,250
The supplemental compensation noted above was paid in addition to the basic annual retainer and committee service fee compensation. Each director listed above deferred this supplemental compensation to be received in the form of Company common stock upon his termination of service, except for William C. Rusnack, who received the payment in cash.
Non-Executive Chairman of the Board Compensation
Kevin E. Sheehan began serving as non-executive Chairman of the Board on August 1, 2005. On October 12, 2005, the Organization and Compensation Committee proposed, and the full Board approved, the payment to Mr. Sheehan of $100,000 annually, which began August 1, 2005, for his service as non-executive Chairman of the Board. This payment is in addition to Mr. Sheehan’s basic annual retainer and committee service fee compensation that he receives for serving as a Board member and a committee member. Mr. Sheehan receives this additional compensation on a quarterly basis, in accordance with the pre-established director compensation cycles.
2006 Director Compensation
On April 27, 2006, the Board approved a recommendation from the Organization and Compensation Committee and the Corporate Governance and Nominating Committee to adjust annual non-employee director compensation. Effective May 1, 2006, non-employee directors receive: (a) an annual cash retainer of $50,000; (b) equity compensation with a target value of $100,000 per year; (c) an annual cash committee service fee of $5,000 and (d) an annual cash committee chairman service fee of $10,000. The non-executive Chairman of the Board will continue to receive an additional $100,000 in cash compensation annually. The equity portion of the foregoing compensation will be provided in the form of restricted common stock of the Company having a $100,000 fair market valuation at the time of grant, which is generally on the date of the annual meeting of shareholders of the applicable year. Since the Company did not hold its 2005 annual meeting of shareholders in 2005 and it will hold both its 2005 and 2006 annual meetings of shareholders on August 24, 2006, eligible directors will receive two such equity grants in 2006. Directors who elect to defer the cash portion of their annual compensation and to receive it in the form of Company stock at a later date will continue to receive a 15% premium on such deferred amounts.
PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS
The Board has nominated Roger L. Fix and Lewis M. Kling for election to terms of office to expire at the 2006 annual meeting of shareholders. The Board has also nominated for re-election Michael F. Johnston, Charles M. Rampacek and Kevin E. Sheehan whose terms of office expire at the 2008 annual meeting of shareholders.
The individuals named as proxies on the enclosed proxy card will vote your proxy for the election of these nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for re-election, the Board may reduce the number of directors or choose a substitute.
Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Nominees to Serve Term Expiring at the 2006 Annual Meeting of Shareholders
Roger L. Fix, age 52, was appointed as director in April 2006 and currently serves as a member of the Organization and Compensation Committee. Mr. Fix is currently the Chief Executive Officer of Standex International Corporation (“Standex”), a publicly traded diversified manufacturing and marketing company. He has been its Chief Executive Officer since 2003, President since 2001, and director since 2001. He was its Chief Operating Officer from 2001 to 2002. Before joining Standex, he was employed by Outboard Marine Corporation, a marine manufacturing company, as Chief Executive Officer and President from 2000 to 2001 and Chief Operating Officer and President from 2000 to 2000. He served as its director from 2000 to 2001. He served as Chief Executive Officer of John Crane, a global manufacturer of mechanical seals for pump and compressor applications in the process industry, from 1988 to 2000 and as its President — North America from 1996 to 1998. He was President of Xomox Corporation, a manufacturer of process control valves and actuators, from 1993 to 1996. He was also employed by Reda Pump Company, a manufacturer of electrical submersible pumping systems for oil production, from 1981 to 1993, most recently as Vice President and General Manager/ Eastern Division. He was also employed by Fisher Controls Company, a manufacturer of process control valves and pneumatic and electronic instrumentation, from 1976 to 1981 most recently as Product Marketing Manager.
Lewis M. Kling, age 61, has served as President, Chief Executive Officer and director since August 2005. Prior to August 2005, he served as Chief Operating Officer from 2004 to 2005. Before joining the Company, he served as Group President and Corporate Vice President of SPX Corporation from 1999 to 2004 and as a member of the Board of Directors of Inrange Technologies Corporation from 2000 to 2003. Mr. Kling also served as President of Dielectric Communications, a division of General Signal Corporation, which was purchased by SPX Corporation, from 1997 to 1999.

Nominees to Serve Term Expiring at the 2008 Annual Meeting of Shareholders
Michael F. Johnston, age 59, has served as a director since 1997. He currently serves as Chairman of the Finance Committee and as a member of the Corporate Governance and Nominating Committee. Mr. Johnston is currently the Chief Executive Officer and Chairman of the Board of Visteon Corporation, an automotive components supplier, and has served as Visteon’s President, Chief Executive Officer and Chief Operating Officer at various times since 2000. Before joining Visteon, Mr. Johnston was employed by Johnson Controls, Inc., a company serving the automotive and building services industry, as President of North America/ Asia Pacific, Automotive Systems Group, from 1999 to 2000, President of Americas Automotive Group from 1997 to 1999 and in other senior management positions since 1991. In addition to serving as a director of Visteon, he is a director of Whirlpool Corporation, an appliance manufacturer.
Charles M. Rampacek, age 63, has served as a director since 1998. He currently serves as the Chairman of the Corporate Governance and Nominating Committee and as a member of the Audit Committee. Mr. Rampacek is currently a business and management consultant in the energy industry. Mr. Rampacek served as the Chairman of the Board, President and Chief Executive Officer of Probex Corporation (“Probex”), an energy technology company providing proprietary oil recovery services, from 2000 to 2003. From 1996 to 2000, Mr. Rampacek served as President and Chief Executive Officer of Lyondell-Citgo Refining, L.P., a manufacturer of petroleum products. From 1982 to 1995, he held various executive positions with Tenneco Inc. and its energy related subsidiaries, including President of Tenneco Gas Transportation Company, Executive Vice President of Tenneco Gas Operations and Senior Vice President of Refining. In 2005, two complaints requesting recovery of certain costs were filed against former officers and directors of Probex as a result of the bankruptcy of Probex in 2003. These complaints were defended under Probex’s director and officer insurance by AIG, and settlement was reached and paid by AIG with bankruptcy court approval in the first half of 2006. An additional complaint was filed in 2005 against noteholders of certain Probex debt, of which Mr. Rampacek was one. A settlement of $2,000 was reached and approved in the first half of 2006.
Kevin E. Sheehan, age 61, has served as a director since 1990. He currently serves as non-executive Chairman of the Board of Directors and also serves as a member of the Finance Committee. He served as the Company’s Interim Chairman, President and Chief Executive Officer from April 2005 to August 2005. He is a Managing Director of CID Capital, a venture capital firm that concentrates on early-stage and high-growth entrepreneurial companies. He has been a Managing Director at CID Capital since 1994. Before joining CID Capital, Mr. Sheehan was employed by Cummins Engine Company, a manufacturer of diesel engines and related components, for 22 years. He served at Cummins Engine Company as Vice President, Components Group, from 1986 to 1993, Vice President, Worldwide Parts and Service from 1983 to 1986 and Vice President, Computer Systems and Telecommunications from 1980 to 1983.

Directors to Serve Term Expiring at the 2006 Annual Meeting of Shareholders
Diane C. Harris, age 63, has served as a director since 1993 and currently serves as a member of the Finance Committee. She is President of Hypotenuse Enterprises, Inc., a merger and acquisition service and corporate development outsourcing company. Ms. Harris was Vice President of Corporate Development of Bausch & Lomb Incorporated, an optics and health care products company, from 1981 to 1996, when she left to join Hypotenuse Enterprises, Inc. as its President. She was a director of the Association for Corporate Growth from 1993 to 1998 and its elected President from 1997 to 1998. Ms. Harris is also a director of The Monroe Fund, a private investment company.
James O. Rollans, age 63, has served as a director since 1997. He currently serves as the Chairman of the Audit Committee and as a member of the Corporate Governance and Nominating Committee. He is an independent Corporate Director and Corporate Financial Advisor. Mr. Rollans was President and Chief Executive Officer of Fluor Signature Services, a subsidiary of Fluor Corporation from 1999 to 2001. He served as Senior Vice President of Fluor Corporation from 1992 to 1999, as its Chief Financial Officer from 1998 to 1999 and from 1992 to 1994, as its Chief Administrative Officer from 1994 to 1998 and as its Vice President of Corporate Communications from 1982 to 1992. Mr. Rollans is also a director of Encore Credit Corporation, a mortgage finance company, and Advanced Medical Optics, Inc., a developer and manufacturer of ophthalmic surgical and contact lens care products.

Directors Whose Terms Expire at 2007 Annual Meeting of Shareholders
Christopher A. Bartlett, age 62, has served as a director since 2002. He currently serves as Chairman of the Organization and Compensation Committee and as a member of the Corporate Governance and Nominating Committee. He was formerly a director from 1988 to 1993. Dr. Bartlett is an Emeritus Professor of Business Administration at Harvard University. Prior to his academic career, he was a general manager of Baxter Travenol’s French subsidiary and a consultant at McKinsey & Co. Currently, Dr. Bartlett serves as a Chief Executive Officer advisor and management consultant on international strategic and organizational issues to several major corporations.
Hugh K. Coble, age 71, has served as a director since 1994 and currently serves as a member of the Organization and Compensation Committee. He is Vice Chairman, Emeritus, of Fluor Corporation, a major engineering and construction firm. Mr. Coble was a director of Fluor Corporation from 1984 and Vice Chairman from 1994 until his retirement in 1997. He joined Fluor Corporation in 1966 and was Group President of Fluor Daniel, Inc., a subsidiary of Fluor Corporation, from 1986 to 1994. Mr. Coble is also a director of Beckman Coulter, Inc., a company that sells medical instruments.
George T. Haymaker, Jr., age 68, has served as a director since 1997. He currently serves as a member of the Organization and Compensation Committee. Mr. Haymaker has been the non-executive Chairman of the Board of Kaiser Aluminum Corporation, a company that is principally a producer of semi-fabricated aluminum products, since 2001 and non-executive Chairman of the Board of Safelite Auto Glass, a provider of automobile replacement glass, since 2000. Mr. Haymaker was Chairman of the Board of Kaiser Aluminum Corporation from 1994 until May 2001 (non-executive Chairman after January 2000) and its Chief Executive Officer from 1994 to 1999. Before joining Kaiser Aluminum in 1993 as its President and Chief Operating Officer, Mr. Haymaker worked with a private partner in the acquisition and redirection of several metal fabricating companies. He was Executive Vice President of Alumax, Inc. from 1984 to 1986 and was Vice President, International Operations for Alcoa, Inc. from 1982 to 1984. Mr. Haymaker is also a director of CII Carbon, L.L.C., a supplier of calcined coke for aluminum smelters, a director of Mid-America Holdings, Ltd., an aluminum extruder, a director of 360 Networks Corporation, a provider of telecommunication services, a director of Hayes Lemmerz International, Inc., a global supplier of automotive and commercial wheels, brakes and other auto suspension components, and a director of SCP Pool Corp., a distributor of swimming pool and related products.
William C. Rusnack, age 61, has served as a director since 1997 and currently serves as a member of the Audit Committee. He is currently a private investor and independent corporate director. Mr. Rusnack was President, Chief Executive Officer, Chief Operating Officer and director of Premcor Inc. from 1998 to 2002. Before joining Premcor, Mr. Rusnack served for 31 years with Atlantic Richfield Company, or ARCO, an integrated petroleum company, most recently as Senior Vice President of ARCO from 1990 to 1998 and President of ARCO Products Company from 1993 to 1998. He is also a director and member of the Audit and Executive Committees as well as Chairman of the Compensation Committee of Sempra Energy, an energy services company, and a director and member of the Executive Committee as well as Chair of the Audit Committee of Peabody Energy, a coal producing company.

COMPANY STOCK OWNERSHIP
Stock Ownership of Directors and Certain Executive Officers
The following table sets forth common stock ownership of members of the Board and each Named Executive Officer of the Company listed in the Summary Compensation Table on page 19, individually and as a group, as of June 23, 2006.

	Exercisable Stock	Number of Shares	Percent of Company
Name	Options(1)	Owned(2)(3)(4)	Common Stock(5)

Christopher A. Bartlett	1,500	15,185	*
Andrew J. Beall	46,109	86,125	*
Hugh K. Coble	6,500	31,750	*
Thomas E. Ferguson	46,267	104,594	*
Roger L. Fix	0	265	*
C. Scott Greer(6)	0	0	*
Diane C. Harris	7,100	36,887	*
George T. Haymaker, Jr.	7,300	36,916	*
Rennée J. Hornbaker(6)	0	0	*
Michael F. Johnston	11,203	34,739	*
Lewis M. Kling	33,917	194,795	*
Charles M. Rampacek	6,500	39,780	*
James O. Rollans	12,491	35,984	*
William C. Rusnack	10,879	28,792	*
Kevin E. Sheehan	7,300	41,692	*
Ronald F. Shuff	82,408	160,684	*

All current Directors and executive
officers as a group
(20 individuals)	401,876	1,173,285	2.06%

*	Less than 1%

(1)	Represents shares that the directors and Named Executive Officers had a nominal right, subject to the exercise suspension discussed below, to acquire within 60 days of the date of determination through the exercise of stock options under certain Company stock option and incentive plans. These stock option shares are not currently exercisable due to the temporary suspension of the stock option exercise program, as a result of which current employees, including executive officers, qualified retirees and directors are unable to exercise their vested options. The stock option exercise program was temporarily suspended due to the fact that the Company was not able to timely file its annual and quarterly periodic reports with the SEC, which made it impossible to issue registered shares upon option exercises. Each such person disclaims beneficial ownership of such shares subject to such options.

(2)	For non-employee directors, the figures above include shares deferred under the Director Deferral Plan and/or a Flowserve Restricted Stock Plan over which they have no voting power as follows: Mr. Bartlett — 9,598; Mr. Coble — 23,950; Mr. Fix — 265; Ms. Harris — 25,699; Mr. Haymaker — 24,316; Mr. Johnston — 22,552; Mr. Rampacek — 24,280; Mr. Rollans — 22,797; Mr. Rusnack — 9,113; and Mr. Sheehan — 27,392.

(3)	For executive officers, the aggregate figures above include shares deferred under either an Executive Compensation Plan and/or a Flowserve Restricted Stock Plan over which they have no voting power as follows: Mr. Blinn — 0; Mr. Dailey — 10,580; Mr. Ferguson — 4,116; Mr. Kling — 0; and Mr. Pajonas — 0.

(4)	The number of shares owned includes exercisable stock options, discussed in note (1) above.

(5)	Based on the number of outstanding shares on June 23, 2006 (56,514,546 shares).

(6)	On April 4, 2005, Mr. Greer resigned as the Company’s President and Chief Executive Officer and as a director (including his capacity as Chairman of the Board). Ms. Hornbaker resigned as the Company’s Vice President and Chief Financial Officer effective June 15, 2004. Therefore, Mr. Greer’s and Ms. Hornbaker’s shares are not included in the current ownership table reported above.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors, executive officers and any person owning more than 10% of the class of the Company’s stock to file reports with the SEC regarding their ownership of Company’s stock and any changes in their beneficial ownership. Based on our records, we believe that the Company’s directors and executive officers timely complied with their filing requirements during 2004 and 2005.
Beneficial Owners of More Than 5% of Company Stock
The following shareholders reported to the SEC that they beneficially own more than 5% of the Company’s common stock. We know of no other shareholder holding 5% or more of the Company’s common stock.

		Percent of
	Number of	Company
Name and Address of Beneficial Owner	Shares Owned	Common Stock(1)

Hotchkis and Wiley Capital Management, LLC (2)	6,872,100	12.16%
725 South Figueroa Street, 39th Floor Los Angeles, CA 90017-5439
FMR Corporation(3)	6,760,860	11.96%
82 Devonshire Street Boston, MA 02109
GAMCO Investors, Inc.(4)	4,413,885	7.81%
One Corporate Center Rye, NY 10580-1435

(1)	Based solely on the number of outstanding shares on June 23, 2006 (56,514,546 shares).

(2)	This amount is based solely on information contained in a Schedule 13G/ A filed by Hotchkis and Wiley Capital Management, LLC on February 14, 2006. Hotchkis and Wiley Capital Management, LLC has sole voting power as to 6,167,000 shares and sole dispositive power as to 6,872,100 shares, but disclaims beneficial ownership of such securities. Hotchkis and Wiley Mid-Cap Value Fund has sole voting and dispositive power as to 3,739,300 shares.

(3)	This amount is based solely on information contained in a Schedule 13G/ A filed by FMR Corporation on April 10, 2006. FMR Corporation has sole voting power as to 1,194,560 shares and has sole dispositive power as to 6,760,860 shares.

(4)	This amount is based solely on information contained in a Schedule 13D/A filed by GAMCO Investors, Inc. and other reporting persons on May 11, 2006. Gabelli Funds, LLC has sole voting and dispositive power as to 991,000 shares. GAMCO Asset Management Inc. has sole voting power as to 3,235,285 shares and has sole dispositive power as to 3,417,885 shares. MJG Associates, Inc. has sole voting and dispositive power as to 4,000 shares. Gabelli Securities, Inc. has sole voting and dispositive power as to 1,000 shares.

EXECUTIVE OFFICERS AND OTHER CORPORATE OFFICERS
The following information presents names, ages, positions and background summaries of the Company’s executive officers and certain other corporate officers.
Andrew J. Beall, age 49, has served as Vice President and President of Flow Solutions Division since 2003. From 1994 to 2003, Mr. Beall served in a number of key U.S. and international management positions with the Company and its predecessor, The Duriron Company, including as Vice President of Flowserve Pump Division, Flow Solutions Division and Flow Control Division in Latin America from 1999 to 2003.
Deborah K. Bethune, age 47, has served as Vice President, Tax, since 2004. Prior to that, she served with Electronic Data Systems Corporation for 17 years, where she held several tax positions, most recently as the Director of International Taxes for the Americas and Asia Pacific regions.
Mark A. Blinn, age 44, has served as Vice President and Chief Financial Officer since 2004. He served as Chief Financial Officer of FedEx Kinko’s Office and Print Services, Inc. from 2003 to 2004, and as Vice President and Treasurer of Kinko’s, Inc. from 2002 to 2003. Mr. Blinn also served as Vice President and Chief Accounting Officer of Centex Corporation from 2000 to 2002 and as Managing Director of Corporate Finance since 1999.
Mark D. Dailey, age 47, has served as Vice President and Chief Compliance Officer since 2005. He served as Vice President, Supply Chain and Continuous Improvement, from 1999 until 2005. Mr. Dailey was Vice President, Supply Chain, and held other supply chain management positions from 1992 to 1999 for the North American Power Tools Division of The Black and Decker Corporation.
Paul W. Fehlman, age 42, has served as Vice President and Corporate Treasurer since 2005. He served as Director of Financial Services and Assistant Treasurer from 2000 to 2005.
Thomas E. Ferguson, age 49, has served as Vice President and President of Flowserve Pump Division since 2003. He was President of Flow Solutions Division from 2000 to 2002, Vice President and General Manager of Flow Solutions Division North America from 1999 to 2000, and Vice President of Marketing and Technology for Flow Solutions Division from 1997 to 1999.
Richard J. Guiltinan, Jr., age 52, has served as Vice President, Controller and Chief Accounting Officer since 2004. Prior to that, he served as a consultant to Chevron on three multinational restructuring and merger integration projects in 2003 and 2002. From 1985 to 2001, Mr. Guiltinan served in accounting and financial management positions at Caltex Corporation, including as Chief Financial Officer from 2000 to 2001.
John H. Jacko, Jr., age 49, has served as Vice President and Chief Marketing Officer since 2005. He was the Vice President, Strategy Marketing and Communications from 2002 to 2005. He served as Division Vice President of FPD Marketing and Customer Management from 2001 to 2002. Mr. Jacko was Vice President of Customer and Product Support for the Engines and Systems Business and held other management roles at Honeywell Aerospace from 1999 to 2001. He was also Vice President of Sales and Service, Commercial Transport, and held other management roles at Allied Signal Aerospace from 1995 to 1999.
Linda P. Jojo, age 41, has served as Vice President and Chief Information Officer since 2004. Prior to that, she served as Chief Information Officer of GE Silicones Division of General Electric Corporation from 2000 to 2004 and held other management positions at General Electric Corporation from 1991 to 2000.

Lewis M. Kling, age 61, has served as President, Chief Executive Officer and as a director since 2005. Prior to 2005, he served as Chief Operating Officer from 2004 to 2005. Before joining the Company, he served as Group President and Corporate Vice President of SPX Corporation from 1999 to 2004 and member of the Board of Directors of Inrange Technologies Corporation from 2000 to 2003. Mr. Kling also served as President of Dielectric Communications, a division of General Signal Corporation, purchased by SPX Corporation, from 1997 to 1999.
Thomas L. Pajonas, age 50, has served as Flowserve Corporate Vice President and President of Flow Control Division since 2004. Prior to joining the Company, he served as Managing Director of Alstom Transport from 2003 to 2004 and Senior Vice President from 1999 to 2003 of the Worldwide Power Boiler Business of Alstom, Inc. From 1996 to 1999 he served in various capacities as Senior Vice President and General Manager International Operations and subsequently Senior Vice President and General Manager Standard Boilers Worldwide of Asea Brown Boveri.
Joseph R. Pinkston, III, age 51, has served as Vice President, Human Resources since 2005. Prior to that, he served as Senior Vice President, Human Resources of Unisource Worldwide from 2003 to 2004. Mr. Pinkston also served as Vice President, Human Resources of Russell Corporation from 2001 to 2003 and as Vice President, Human Resources of Hussmann International, Inc. from 1995 to 2001.
Jerry L. Rockstroh, age 50, has served as Vice President of Supply Chain and Continuous Improvement Process since late 2005, and as Vice President of Supply Chain during 2005. From 1983 to 2005, he served in various executive level positions within different business units of AlliedSignal/Honeywell, including as World Wide Vice President of Operations & Integrated Supply Chain.
Ronald F. Shuff, age 54, has served as Vice President since 1990 and Secretary and General Counsel since 1988.

EXECUTIVE COMPENSATION
The following table sets forth compensation information for the years 2004, 2003 and 2002 for the individual who served as Chief Executive Officer of the Company during 2004 and five other individuals who served as the most highly compensated executive officers of the Company during 2004. Such officers are collectively referred to as the “Named Executive Officers” of the Company.
Summary Compensation Table

					Long-Term Compensation(1)

		Annual Compensation(1)			Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)(2)	($)(3)	(#)	($)	($)(4)(5)

Andrew J. Beall	2004	234,923	212,800	—	171,750	7,500	—	8,420
Vice President and	2003	192,934	—	13,667	—	9,000	—	787
President of Flow	2002	—	—	—	—	—	—	—
Solutions Division(6)

Thomas E. Ferguson	2004	319,615	256,880	—	164,880	9,000	—	9,510
Vice President and	2003	296,692	—	—	287,250	15,000	—	6,440
President of Flowserve	2002	232,542	103,616	—	—	3,200	—	6,361
Pump Division

C. Scott Greer	2004	787,670	917,700	4,925	732,800	54,000	—	72,347
Former Chairman of	2003	776,901	—	7,727	—	55,000	—	3,570
the Board, President	2002	710,439	114,000	11,590	—	55,000	—	3,330
and Chief Executive Officer(7)

Renée J. Hornbaker	2004	209,658	—	—	—	—	—	636,915
Former Vice	2003	345,538	—	—	—	11,000	—	7,545
President and Chief	2002	317,769	76,000	—	—	11,000	—	7,497
Financial Officer(8)

Lewis M. Kling	2004	238,462	371,469	6,316	1,070,420	75,000	—	5,816
President and Chief	2003	—	—	—	—	—	—	—
Executive Officer(9)	2002	—	—	—	—	—	—	—

Ronald F. Shuff	2004	289,770	194,684	—	114,500	8,500	—	9,516
Vice President,	2003	277,692	—	—	—	9,000	—	6,413
Secretary and	2002	262,477	52,000	—	—	9,000	—	6,492
General Counsel

(1)	Salary, annual bonus and long-term bonus plan cash payouts may be deferred at the election of the Named Executive Officer until retirement. Annual bonus and long-term bonus plan cash payouts may also be received in the form of Company common stock held in a Rabbi Trust.

(2)	Amounts shown include tax adjustment payments on relocation allowances for Mr. Kling, tax adjustment payments on the forgiveness of loans for Mr. Greer and the imputed interest income thereon (see footnote 5 below) and tax adjustment payments for Mr. Beall’s service in Mexico prior to becoming Vice President and President of Flow Solutions Division. The only other type of Other Annual Compensation was in the form of perquisites. The cost incurred by the Company during the presented years for various perquisites provided to each of the Named Executive Officers is not included as Other Annual Compensation, because the amount did not exceed the lesser of $50,000 or 10% of such executive officer’s salary and bonus for any of the years.

(3)	On July 9, 2004, Mr. Kling was granted an award of 46,000 shares of restricted stock, of which 40,000 shares of restricted stock will vest on July 9, 2007, and the remaining 6,000 shares vest in three equal annual installments on July 9, 2005, July 9, 2006 and July 9, 2007, respectively. Additionally, on July 15, 2004, the following awards of restricted stock were granted: Mr. Beall — 7,500 shares; Mr. Ferguson — 7,200 shares; Mr. Greer — 32,000 shares; and Mr. Shuff — 5,000 shares. The shares of restricted stock granted on July 15, 2004, vest in three equal one-third increments for each Named Executive Officer commencing on July 15, 2005, except that one-third of Mr. Greer’s shares became fully vested on June 30, 2005 and the remaining two-thirds of Mr. Greer’s shares were forfeited pursuant to the terms of a Separation and Release Agreement entered into between Mr. Greer and the Company. See “Employment and Change in Control Arrangements” below. The value of such shares shown is based on the closing price of the Company’s common stock on the date of grant.

The total number of shares of unvested restricted stock held as of December 31, 2004, and the value of such shares based on the closing price of the Company’s common stock at December 31, 2004, of $27.54 is set forth below:

	Number of		Value
	Shares		($)

Andrew J. Beall	7,500		206,550
Thomas E. Ferguson	22,200		611,388
C. Scott Greer(a)	32,000	(a)	881,280	(a)
Renée J. Hornbaker	0		0
Lewis M. Kling	46,000		1,266,840
Ronald F. Shuff	5,000		137,700

(a)	Pursuant to the terms of a Separation and Release Agreement entered into between Mr. Greer and the Company, one-third of Mr. Greer’s restricted shares became vested on June 30, 2005 and the remaining two-thirds of his shares were forfeited.
The restricted shares are eligible to receive dividends; however, the Company currently does not declare or pay dividends on its common stock.

(4)	The Company’s contributions to the 401(k) savings plan for the following officers in 2004 were: Mr. Beall — $7,551; Mr. Ferguson — $8,200; Mr. Greer — $0; Ms. Hornbaker — $5,803; Mr. Kling — $4,616 and Mr. Shuff — $7,752. Life insurance premiums paid by the Company for the following officers in 2004 were: Mr. Beall — $869; Mr. Ferguson — $1,310; Mr. Greer — $7,200; Ms. Hornbaker — $1,286; Mr. Kling — $1,200 and Mr. Shuff — $1,764. The amount reflected for Ms. Hornbaker includes severance payments of $351,800 pursuant to a Separation and Release Agreement entered into between Ms. Hornbaker and the Company on August 3, 2004, and also includes lump-sum distributions of accrued benefits under the Company’s pension and retirement plans of $278,026. Mr. Greer and Ms. Hornbaker have also received lump-sum distributions of accrued benefits under the Company’s pension and retirement plans in the amounts of $807,857 and $1,124,359 in 2005, respectively. On January 20, 2006, Mr. Greer received an additional lump sum distribution of $183,020, as more fully described in Footnote (2) below under Pension Plans.

(5)	Upon joining the Company in July 1999, Mr. Greer received an interest-free loan in the amount of $325,738 in payment for the loss of equity in his home upon relocation, with 20% of the loan forgiven for each of his four full years of service since July 1999. The 2004 amount includes $65,147 for Mr. Greer, which reflects the remaining 20% of the loan that was forgiven.

(6)	Mr. Beall began serving as Vice President and President of Flow Solutions Division in May 2003.

(7)	Mr. Greer resigned as the Company’s Chairman, President and Chief Executive Officer pursuant to the terms of a Separation and Release Agreement entered into between Mr. Greer and the Company on April 4, 2005. Mr. Greer remained as an employee of the Company until June 30, 2005. See “Employment and Change-in-Control Arrangements” below.

(8)	Effective June 15, 2004, Ms. Hornbaker resigned as the Company’s Vice President and Chief Financial Officer pursuant to the terms of a Separation and Release Agreement entered into between Ms. Hornbaker and the Company on August 3, 2004. Ms. Hornbaker remained as an employee of the Company until July 30, 2004. See “Employment and Change-in-Control Arrangements” below. In October 2004, Mark A. Blinn was appointed as Vice President and Chief Financial Officer of the Company.

(9)	Mr. Kling joined the Company in July 2004 as Chief Operating Officer. He became President and Chief Executive Officer and was appointed as a member of the Board, on August 1, 2005. See “Employment and Change in Control Arrangements” below.

2004 Stock Option Grants
The following table shows the number of stock options granted in 2004 to the Named Executive Officers of the Company.

					Potential Realizable
					Value At Assumed
		Percentage of			Annual Rates Of Stock
	Number of Securities	Total Options			Price Appreciation For
	Underlying Options	to Employees	Exercise Price	Expiration	Option Term(4)
Name	Granted(1)(2)(3)	In Fiscal Year	Per Share	Date	5%		10%

Andrew J. Beall	7,500	3.2%	$22.90	07/15/14	$108,013		$273,725

Thomas E. Ferguson	9,000	3.8%	22.90	07/15/14	129,615		328,470

C. Scott Greer	54,000	23%	22.90	07/15/14	259,230	(5)	656.940	(5)

Renée J. Hornbaker	0	N/A	N/A	N/A	N/A		N/A

Lewis M. Kling	75,000	32%	23.27	07/09/14	1,125,328		2,809,229

Ronald F. Shuff	8,500	3.6%	22.90	07/15/14	122,414		310,222

(1)	All options have an exercise price equal to the fair market value of common stock of the Company on the date of grant and a 10-year life. They also have certain “limited rights” which, in general, provide for a cash payment of the value of the option in the event of a change-in-control of the Company.

(2)	The figures reported above include incentive option grants for 2004 as follows: Mr. Beall — 0; Mr. Ferguson — 9,000; Mr. Greer — 4,366; Ms. Hornbaker — 0; Mr. Kling — 4,297 and Mr. Shuff — 4,691. All other options granted were non-qualified.

(3)	Annual option grants become exercisable over a three-year term in three equal installments on the first, second and third anniversaries of the grant date, and in regard to incentive stock options, to the extent at which they are allowed to do so subject to Internal Revenue Service valuation limits.

(4)	The calculation of potential realizable value assumes annual growth rates for each of the grants shown over their 10-year option term and are not suggested to be indicative of projected results. For example, a $22.90 per share price with a 5% annual growth rate results in a stock price of $37.30 per share and a 10% rate results in a price of $59.40 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

(5)	Only one-third of these option shares vested and Mr. Greer forfeited the remaining option shares pursuant to the terms and conditions of his Separation and Release Agreement. The potential realizable value presented above only relates to one-third of Mr. Greer’s 2004 Stock Option Grant. See “Employment and Change-in-Control Arrangements” below.

2004 Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
The following table shows the number and value of stock options, both exercisable and unexercisable, as of December 31, 2004, for each Named Executive Officer of the Company.

				Number of Securities
				Underlying Unexercised			Value of Unexercised In-
				Options at Fiscal Year-End			the-Money Options at Fiscal
	Shares						Year-End(1)
	Acquired
	on		Value
Name	Exercise		Realized	Exercisable	Unexercisable		Exercisable		Unexercisable

Andrew J. Beall	0		N/A	26,080	14,500		$138,888		$87,840

Thomas E. Ferguson	0		N/A	16,200	25,067		70,002		170,491

C. Scott Greer	0		N/A	755,001	108,999	(2)	6,537,073	(2)	607,687	(3)

Renée J. Hornbaker	12,400	(3)	$60,350	0	0		0		0

Lewis M. Kling	0		N/A	0	75,000		0		320,250

Ronald F. Shuff	0		N/A	62,740	17,500		262,722		97,880

(1)	Assumes the Company’s common stock price valuation at December 31, 2004 of $27.54 per share.

(2)	Under the terms of Mr. Greer’s Separation and Release Agreement, 54,333 shares were forfeited which represented $320,854 of the value of the unexercised in-the-money options at the end of fiscal year 2004. See “Employment and Change-in-Control Arrangements” below.

(3)	All shares upon exercise were immediately sold.
Equity Compensation Plan Information

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants	Options, Warrants	Reflected in
Plan Category	and Rights	and Rights	Column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,820,160	$21.93	3,334,833

Equity compensation plans not approved by security holders	0	0	0

Total	2,820,160	$21.93	3,334,833

Stock Option Modifications
Effective December 14, 2005, the Organization and Compensation Committee of the Board of Directors took action to effectively extend the exercise period of unexercised options which would otherwise expire during the period from June 1, 2005 through December 31, 2006. These extensions affected options held by employees, including executive officers, qualified retirees and directors and are subject to the Company’s shareholders approving the plan amendments described in Proposal Number Two: Approval of the Amendments to Certain Former Stock Option and Incentive Plans to Extend the Exercise Period of Unexercised Outstanding Options. If shareholders do not approve the plan amendments, these extension actions will become void. If such plan amendments are approved, the extensions will be considered a stock modification for financial reporting purposes subject to the recognition of a non-cash compensation charge in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”. For an additional discussion of the compensation charge, please see Note 8 to the financial statements contained in the Company’s Annual Report on Form 10K for the year ended December 31, 2005.
The Company also extended the option exercise period available following separation from employment for reasons of death, disability and termination not for cause or certain voluntary separations. These extensions also affected options held by employees, including executive officers, and qualified retirees and are not subject to shareholder approval. These extensions were subsequently partially rescinded at the December 14, 2005 meeting of the Organization and Compensation Committee of the Board, and as so modified are currently effective. The exercise period available following such employment separations has been extended to the later of (i) 30 days after the options first became exercisable when our SEC filings have become current and an effective SEC Form S-8 Registration Statement has been filed with the SEC, or (ii) the period available for exercise following separation from employment under the terms of the option as originally granted. This extension is considered for financial reporting purposes as a stock modification subject to the recognition of a non-cash compensation charge in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” of approximately $1 million in 2005. The extension of the exercise period following separation from employment does not apply to option exercise periods governed by a separate separation contract or agreement. For an additional discussion of the compensation charge, please see Note 8 to the financial statements contained in our Annual Report on Form 10K for the year ended December 31, 2005.

Pension Plans
The Company provides pension benefits to executive officers under the Company’s qualified “cash balance” defined benefit pension plan (the “Qualified Plan”) and its non-qualified supplemental executive retirement plans (the “Non-qualified Plans”). The Non-qualified Plans provide benefits that plan participants cannot receive under the Qualified Plan due to Internal Revenue Code (the “Code”) limits. Since July 1, 1999, when the Company’s pension plan was converted to the cash balance design, Qualified Plan participants accrue contribution credits based on age and years of service at the rate of 3% to 7% for qualified earnings up to the Social Security wage base and at the rate of 6% to 12% for qualified earnings in excess of the Social Security wage base. Qualified earnings include salary and annual incentive payments. For executive officers, including the executives listed below, contribution percentages are increased by 5% under provisions of the Non-qualified Plan. Non-qualified Plan participants also earn interest on the accrued cash benefit amount in their plan accounts. The following executives (except Mr. Beall, Mr. Greer and Mr. Kling) also received certain transitional benefits in their Qualified Plan account balances when the Company converted to the cash balance plan. The estimated annual retirement annuities for the following officers at age 65 are as follows:

	Year Reaching	Age 65
Executive Officer	Age 65	Annual Annuity(1)

Andrew J. Beall	2021	$260,070
Thomas E. Ferguson	2021	$430,512
C. Scott Greer(2)	2015	N/A
Renée J. Hornbaker(3)	2017	N/A
Lewis M. Kling	2010	$89,275
Ronald F. Shuff	2017	$231,277

(1)	The estimated annual pension benefits shown assume: (a) annual bonuses for all Named Executive Officers equal to bonus at target; (b) a 5.25% interest factor; (c) retirement at age 65; and (d) a 4.5% annual increase in current salary until age 65.

(2)	Effective April 4, 2005, Mr. Greer resigned as the Company’s Chairman, President and Chief Executive Officer pursuant to the terms of a Separation and Release Agreement entered into between Mr. Greer and the Company on April 4, 2005. Mr. Greer remained as an employee of the Company until June 30, 2005. See “Employment and Change in Control Arrangements.” In connection with his resignation, Mr. Greer received lump-sum distributions of certain accrued benefits under the Qualified Plan, and the Non-qualified Plans of $807,857 in September and October 2005 representing the actuarial present value of such accrued benefits. He also received additional lump-sum distributions of $183,480 in January 2006 representing the actuarial present value of his remaining accrued benefits.

(3)	Effective June 15, 2004, Ms. Hornbaker resigned as the Company’s Vice President and Chief Financial Officer pursuant to the terms of an agreement and general release entered into between Ms. Hornbaker and the Company on August 3, 2004. Ms. Hornbaker remained as an employee of the Company until July 30, 2004. See “Employment and Change in Control Arrangements.” In connection with her resignation, Ms. Hornbaker received in 2004 lump-sum distributions of certain accrued benefits under the Qualified Plan and the Non-qualified Plans of $278,026, representing the actuarial present value of such accrued benefits. She also received an additional lump-sum distributions of $124,359 in 2005, representing the actuarial present value of her remaining accrued benefits.

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
Employment Agreement
Lewis M. Kling
The Company entered into an employment agreement with Lewis M. Kling as of July 28, 2005, whereby Mr. Kling agreed to serve as President and Chief Executive Officer beginning on August 1, 2005, and ending on July 31, 2008, with automatic renewal for one-year periods (the “Employment Agreement”). Prior to his appointment as President and Chief Executive Officer, Mr. Kling served as the Company’s Chief Operating Officer after joining the Company in July 2004. Pursuant to terms of the Employment Agreement, Mr. Kling receives an annual base salary of $850,000, subject to increase based on annual reviews. He is also eligible to receive an annual bonus, based on the attainment of certain performance targets established by the Organization and Compensation Committee of the Board, ranging from 0% to 200% of his base salary, as well as to participate in any benefit and incentive plans of the Company on terms no less favorable than those applicable to other senior executives. Additionally, he is entitled to the vesting of 20% of any nonqualified pension benefit that is not yet then vested, provided that he remains employed through July 31, 2008. Under the Employment Agreement, Mr. Kling’s participation in the Company’s Transitional Executive Security Plan was terminated and no payments are due to him under the plan. In lieu of his participation in the plan, the Company made a special one-time lump-sum payment to Mr. Kling of $520,000.
Additionally, the Employment Agreement included a grant of 69,748 shares of the Company’s common stock at an exercise price of $33.86, the fair market value of the shares on the grant date, July 28, 2005. The options vest in three equal annual installments, with vesting to occur upon the first anniversary of the grant date. Mr. Kling was also granted 40,800 shares of restricted common stock which vest on July 28, 2008.
The Employment Agreement provides that if the Company terminates Mr. Kling’s employment other than for cause, death or disability or Mr. Kling terminates his employment for good reason (as these terms are defined in the Employment Agreement) and Mr. Kling has executed and not revoked a release of claims against the Company: (i) the Company will pay to Mr. Kling within 30 days after his employment terminates a lump-sum cash amount equal to the sum of (A) (I) the sum of his annual base salary at the time of termination and (II) the annual bonus earned by him for the bonus year preceding the year in which his employment terminates and (B) a pro-rata portion of the target bonus based on the number of days of service during the bonus year occurring prior to termination of employment; (ii) all stock-based awards held by Mr. Kling that have not yet vested or otherwise become unrestricted shall immediately vest or become unrestricted in full; (iii) the target payment under all dollar-denominated, performance-based long-term incentive compensation programs shall be paid to Mr. Kling in a lump sum in cash within 30 days; and (iv) Mr. Kling shall become fully vested in any nonqualified pension benefit that is not yet vested. Also, provided that Mr. Kling has been continuously employed by the Company for three years (including service prior to July 28, 2005), Mr. Kling (or his current spouse, as the case may be) shall be entitled to purchase health benefit coverage for Mr. Kling and his current spouse (“Continuing Health Coverage”) substantially similar to that available under the Company’s health benefit programs at the cost to the Company of providing such coverage to its actively employed senior executives through, respectively, the period of Mr. Kling’s and his current spouse’s eligibility for coverage under Medicare. Following any such termination, Mr. Kling will also receive any Accrued Compensation (as described below).

If Mr. Kling’s employment is terminated for cause or Mr. Kling terminates his employment without good reason, the Employment Agreement will terminate without further obligations to Mr. Kling other than the Company’s indemnification obligation to Mr. Kling and the payment to Mr. Kling of the sum of (i) his annual base salary through the date his employment terminates, (ii) any payments that have become vested or that are otherwise due in accordance with the terms of any employee benefit, incentive or compensation plan, and (iii) any reimbursable expenses incurred by Mr. Kling, in each case to the extent theretofore unpaid (collectively, “Accrued Compensation”).
If Mr. Kling’s employment is terminated by reason of his death or disability, the Employment Agreement will terminate without further obligations to Mr. Kling other than (i) the Company’s indemnification obligation to Mr. Kling, (ii) the payment of Accrued Compensation, (iii) all stock-based awards that have not yet vested or otherwise become unrestricted shall immediately become vested or otherwise unrestricted in full, (iv) the target payment under all dollar-denominated, performance-based long-term incentive compensation programs will be paid to Mr. Kling (or his estate or beneficiary, as applicable) and (v) Mr. Kling shall become fully vested in any nonqualified pension benefit that is not yet vested.
Separation and Release Agreements
C. Scott Greer
The Company entered into an employment agreement with C. Scott Greer, the Company’s President, Chief Executive Officer and Chairman of the Board, effective as of July 1, 1999. On April 4, 2005, Mr. Greer resigned as the Company’s President and Chief Executive Officer and as a director (including his capacity as Chairman of the Board). His employment agreement included the following compensation: (i) annual base salary equal to $787,670 for 2004, (ii) minimum annual bonus opportunity of no less than 75% of base salary, (iii) participation in the Company’s Long-Term Incentive Plan and (iv) an interest-free loan of $325,738, which was forgiven after the completion of five years of employment with the Company, in recognition of his willingness to promptly relocate and resulting loss of equity on his prior home.
In connection with Mr. Greer’s resignation, the Company entered into a Separation and Release Agreement with Mr. Greer as of April 4, 2005. Pursuant to the agreement, from April 5, 2005, through June 30, 2005, Mr. Greer continued to be an employee of the Company performing such duties as requested by the Board of Directors. During such time, he was entitled to receive the same compensation as payable under his employment agreement and existing compensation programs of the Company. As a condition for Mr. Greer executing a release of claims against the Company, the Company paid Mr. Greer a $810,000 transition allowance. All options and restricted stock held by Mr. Greer and subject to vesting after June 30, 2005 and on or before July 17, 2005, became vested on June 30, 2005, and the options held by him remain exercisable until the later of (i) December 31, 2006, or (ii) if the Company is unable to sell stock due to securities laws or other restrictions on that date, 90 days after the date when stock can be issued by the Company, but not beyond the expiration of the options. All options and restricted stock held by Mr. Greer that were subject to vesting after July 17, 2005, were forfeited. Mr. Greer was also entitled to a furnished office, with telephone and computer service, and secretarial support for the period beginning April 5, 2005, and ending June 30, 2006, as well as reimbursement for certain transition-related fees in an amount not exceeding $25,000. Pursuant to the agreement, Mr. Greer is restricted from competing with the Company for a one-year period.

Renée J. Hornbaker
The Company entered into a Separation and Release Agreement with Ms. Hornbaker as of August 3, 2004, pursuant to which Ms. Hornbaker resigned as the Company’s Vice President and Chief Financial Officer effective June 15, 2004. Pursuant to the agreement, Ms. Hornbaker received her then current base salary for 12 months totaling $351,800 less applicable withholding taxes. She also received any vested benefits in the Company’s benefit, incentive stock or cash compensation plans.
Change-In-Control Arrangements
The Company maintains change-in-control severance plans covering key management, officers and executive officers of the Company, providing certain employment termination benefits. These benefits become irrevocable and are paid in the event that covered employment is terminated immediately prior to or within two years after a change-in-control of the Company. These termination benefits include the following payments: (i) three times the sum of the manager’s or officer’s base salary and the target bonus or other annual awards under incentive plans; (ii) immediate vesting of previously non-exercisable stock-based compensation; (iii) continuation of participation in certain employee benefit plans for up to three years; and (iv) full reimbursement for certain potential excise tax liabilities.
Transitional Executive Security Plan
A search for a new Chief Executive Officer was conducted by a transition committee of the Board following the agreement between the Board and C. Scott Greer, former President and Chief Executive Officer, not to renew Mr. Greer’s employment agreement with the Company. The Board adopted a Transitional Executive Security Plan effective as of March 14, 2005 (the “TES Plan”), to promote continuity in management during this transition period. The Board concluded that the TES Plan was appropriate and desirable to promote management stability while the Company was experiencing increased bookings and stronger business conditions in many of its markets. The Board was optimistic about the Company’s business prospects and decided to adopt the TES Plan as a special incentive to retain and motivate the senior management staff during the Chief Executive Officer search period.
The TES Plan provides for two mutually exclusive benefits. First, the Company will pay a cash lump sum equal to 12 months base pay to any participant who remains employed by the Company through the first anniversary of the date as of which a new Chief Executive Officer commenced employment with the Company. Lewis M. Kling, the President and Chief Executive Officer of the Company, was appointed on August 1, 2005. Second, the Company will pay a cash lump sum equal to 18 months base pay to any participant whose employment is terminated by the Company without cause (as defined in the TES Plan) before such date (unless such participant is entitled to benefits under a change in control severance plan maintained by the Company). In addition, for any participant who is eligible for such a severance payment under the TES Plan, the Company will provide continued welfare benefits for nine months (reduced by benefits from any subsequent employer), and all outstanding equity awards granted to the Participant will immediately vest in full and generally remain exercisable (if applicable) for a period of 180 days following termination of employment. In either case, the payment of benefits is conditioned upon a customary release of claims by the participant.
The following executive officers of the Company participate in the TES Plan: Andrew J. Beall, Mark A. Blinn, Mark D. Dailey, Thomas E. Ferguson, John H. Jacko, Linda P. Jojo, Thomas L. Pajonas and Ronald F. Shuff. Certain other corporate officers of the Company also participate in the TES Plan. Mr. Kling’s participation in the TES Plan ended when he entered into his employment agreement on July 28, 2005 to become President and Chief Executive Officer, and he received a $520,000 lump-sum payment in settlement of his plan participation rights. The Organization and Compensation Committee of the Board of Directors of the Company, which administers the TES Plan, may name additional participants from time to time.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
None.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2004, the members of the Organization and Compensation Committee were Christopher A. Bartlett, Hugh H. Coble, George T. Haymaker, Jr., Michael F. Johnston and Kevin E. Sheehan. None of the members of the Organization and Compensation Committee was at any time during 2004 an officer or employee of the Company. No member of the Organization and Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Organization and Compensation Committee.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
The Organization and Compensation Committee of the Board of Directors of the Company (the “Committee”) is currently comprised of Christopher A. Bartlett, Hugh K. Coble, Roger L. Fix and George T. Haymaker, Jr. Each of the members is independent, as determined the Board, and each meets the independence standards set forth by the SEC rules, NYSE corporate governance listing standards and Section 162(m) of the Internal Revenue Code. Mr. Fix recently joined the Committee in April 2006. During 2004, the Committee consisted of only the other three members. No member of the Committee is, or has been in the past, an officer or employee of the Company.
The roles and responsibilities of the Committee involve, among other things, overseeing and directing development of executive compensation policies and programs consistent with, and explicitly linked to, the strategic objectives of the Company and, in turn, the creation of shareholder value. Specific Committee responsibilities are listed below.

•	Determining appropriate levels and forms of compensation for the Chief Executive Officer (the “CEO”) and senior executives, including salaries, annual incentives, long-term incentives (cash and all forms of equity awards) and employee benefits.

•	Overseeing the alignment of organizational design and management development in support of achieving the Company’s operational objectives and strategic plans.

•	Monitoring the policies, practices and processes designed to develop the Company’s core organizational capabilities and managerial competencies including its ability to:

+	Attract, develop and retain a high caliber and diverse management talent pool;

+	Design and implement effective organizational structures, management processes and culture; and

+	Manage the talent pipeline and succession planning process to ensure the quality and continuity of internal candidates able to fill the CEO role and all other key management positions.
Compensation Philosophy and Principles
The Board and Committee believe that strong links should be forged between executive compensation and management’s achievements in increasing shareholder value. This belief should be reflected in the development of compensation programs that provide competitive compensation that is in line with and reflective of Company performance. Listed below are several fundamental principles to which the Committee adheres in discharging its responsibilities for executive compensation.

•	The majority of the total compensation opportunity for the CEO and senior executives should be at risk with actual compensation levels correlating with the Company’s actual performance relative to criteria approved by the Committee.

•	Incentive compensation should focus more heavily on long-term rather than short-term achievements.

•	Equity-based compensation and ownership requirements should be used to provide the CEO and executive officers with clear and direct links to the shareholders’ interests along with meaningful rewards for meaningful improvements in shareholder value.

•	The total reward opportunities should be competitive, equitable and structured to assure the Company’s ability to attract, retain and motivate the talented executives essential to its success.

Among the key metrics and evaluation criteria considered in designing programs and rewards consistent with these fundamental principles are: share price appreciation, revenue growth, earnings growth, cash flow growth and return on investment. Other performance measures and criteria are considered and used to accomplish specific objectives in such areas as focusing operational and strategic attention, developing organizational and management capabilities and motivating appropriate behavior.
The Committee has retained and regularly meets with an independent compensation consultant who assists the Committee in evaluating how well the Company’s compensation programs adhere to the stated philosophies and principles.
Compensation Program Design
The Company’s total rewards program for the CEO and other executives consists of four principal elements.
1.  Base Salaries. Base salaries are set at levels that reflect the competitive marketplace for companies of similar size and complexity and that would be considered competitors of the Company in attracting and retaining high caliber executives.

In 2004, as in other years, the salaries of the Named Executive Officers and other senior executives were reviewed and approved by the Committee based on its assessment of each executive’s experience and performance and the relationship of the Company’s executive salaries to the salaries of our compensation peer group.
2.  Annual Incentives. The Annual Incentive Plan (“AIP”) provides for bonuses to executives based on Company and divisional performance relative to specific goals and objectives established at the beginning of each year. Target bonus opportunities for each executive are set as percentages of base salary. Actual bonuses may range from zero up to two times the targets based on performance. The Committee reviews and approves all AIP target bonuses, performance measures and goals annually.
For 2004 and 2005, the primary performance measures established for the AIP were operating income and cash flow.
3.  Long-term Incentives. The Company’s long-term incentive (“LTI”) program consists of three components: cash-based contingent awards, stock options and restricted stock. It is the belief of the Committee that the three components provide a sound balance among risk, motivation and retention. The total target opportunities for the executives are set as percentages of base salary with each component opportunity representing approximately one-third of the total target opportunity. The number of options and restricted shares granted are based on stock option and restricted stock valuations that are updated every three years. The Committee has established, and the Board has approved, guidelines for executive stock ownership. Officers failing to meet their personal ownership target levels are subject to partial forfeiture of their eligibility for awards under the annual stock compensation programs noted below.

•	Cash-based Contingent Awards. Performance goals of primary importance to the Company’s strategy are established for a three-year period. At the end of the three-year period, the actual performance relative to the goals is measured and, if above a threshold, award payments may be approved by the Committee. If performance is outstanding, award payments may extend up to twice an executive’s target opportunity.

The performance measures established for the 2004-2006 cash-based awards were return on invested capital and net operating profits after tax. The performance measure established for the 2005-2007 cash-based awards was return on net assets. The Company’s cost of capital, peer group performance and the Company’s financial objectives were considered when setting the goals or metrics for each of the three-year performance periods.

•	Stock Option Grants. Stock options are normally granted to executives each year with an exercise price always set at fair market value as of the date of grant. The options granted in 2004 will vest one-third per year each year in 2005, 2006 and 2007 and will expire ten years after the grant date.

•	Restricted Stock Grants. Restricted stock is normally granted to executives each year. The restricted stock granted in 2004 will vest one-third per year each year in 2005, 2006, and 2007.
4.  Benefits. Benefits offered to executives provide for retirement income and serve as a safety net against illness, disability or death, and in this regard are similar to those offered to all other employees of the Company, except for programs that allow for retirement benefits in excess of that qualified by the tax code. Additional perquisites, such as car allowances and financial planning allowances, are also provided to executives. There were no unusual departures from this policy in 2004.
Deductibility of Certain Executive Compensation
It is the Company’s practice and intent to qualify incentive compensation for the exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code and to be consistent with providing appropriate compensation to executives. Although it is the Company’s intent to qualify compensation for the exemption from the deduction limitations, the Company’s compensation policies and practices have been, and will continue to be, designed to serve the best interests of the shareholders regardless of whether specific compensation qualifies for the exemption.
CEO Compensation
C. Scott Greer, who was the CEO in 2004, participated in the compensation programs described above for the CEO and other executives. Mr. Greer’s base salary in 2004 was $787,670, which was not increased from the level set in 2003. His AIP target opportunity in 2004 was 90% of base salary. He was awarded 32,000 shares of restricted stock and 54,000 stock options in 2004 and was a participant in the 2002 — 2004 cash-based LTI plan, which was designed to pay out at the end of 2004 provided that certain goals were met.
On April 4, 2005, subsequent to the payment of 2004 AIP awards, Mr. Greer resigned as the Chairman, CEO and President of the Company. In connection with his resignation, the Company entered into a separation agreement with Mr. Greer. Under the terms of the separation agreement, Mr. Greer received a transition allowance in the amount of $810,000. Additionally, all restricted stock and stock options held by Mr. Greer that were scheduled to vest in 2005 became vested on June 30, 2005. Consistent with the terms of the separation agreement, one-third of the restricted stock and stock options granted to Mr. Greer in 2004 vested and the remainder were forfeited.
Lewis M. Kling joined the Company as Chief Operating Officer in July 2004 and became the President and CEO in August 2005. In 2004 Mr. Kling received a prorated base salary of $238,462 ($500,000 annualized). His AIP target opportunity in 2004 was 80% of base salary prorated to reflect his six months of service as Chief Operating Officer during the year. He did not participate in the 2002-2004 cash-based LTI plan. Mr. Kling received grants of 46,000 shares of restricted stock and 75,000 stock options in 2004 when he joined the Company.
As a result of the Company’s performance in 2004, Mr. Greer and Mr. Kling received AIP awards equal to 131% of their respective target opportunities. These above target awards resulted primarily from strong operating cash flow performance which was well above goal and very supportive of the Company’s key 2004 objective of generating cash flow for debt reduction. The actual award was increased by the accelerated leverage features of the plan, which provide proportionately higher awards than the corresponding percentage goal attainment, a plan feature designed to drive performance. The Committee determined the 2004 operating income goal attainment based on February 2005 estimates of 2004 operating income, which did not include subsequent adjustments determined later as part of the delayed financial closing process.
The three-year cash-based LTI plan that ended in 2004 was based on growth in earnings per share. The goal set at the start of 2002 for the cash-based LTI plan was not met nor was the threshold level of performance achieved. Therefore, no awards were made.
Organization and Management Development Philosophy and Principles
The Board and the Committee believe that the people who work for the Company are a key strategic resource and that management should be held accountable for maintaining a pipeline of top talent that ensures all key positions are filled and secure on an ongoing basis. The Committee and the Board further believe that the Company’s organizational capabilities are vital to its achievement of strategic objectives. In administering its responsibilities for organization and management development, the Committee focuses on the following points:

•	Ensuring the Company’s ability to attract top talent who are aligned with the organization’s culture and values;

•	Reinforcing the Company’s strong commitment to training and developing its executives, managers and other employees;

•	Reviewing management succession, career and development plans for all key positions with an emphasis on ensuring that all such positions can be filled with top talent in the event of sudden or planned transitions;

•	Holding top management accountable for its ability to attract, motivate, develop and retain employees;

•	Reviewing the organization’s structure, management processes and culture with an emphasis on ensuring they support the strategic priorities and operational objectives of the Company; and

•	Instilling and supporting a performance culture in which the goals, performance and rewards are linked to the objectives of the Company and its divisions.
Organization and Management Development Program Overview
For all key positions, particularly the CEO and executive positions, the Committee will maintain an ongoing overview of management succession plans, executive development plans, and strategic staffing plans and processes. The Committee will also monitor the organizational effectiveness and cultural health of the Company. As part of that overview, the

Committee will conduct annual reviews of the following:

•	Training programs and development processes;

•	Organizational design and effectiveness;

•	Employee survey results; and

•	Strategic staffing assignments and succession plans.

Christopher A. Bartlett, Chairman
Hugh K. Coble
Roger L. Fix
George T. Haymaker, Jr.

STOCK PERFORMANCE GRAPH
The following graph compares the five-year performance of the Company’s common stock with the S&P 500 Index and S&P 500 Industrial Machinery (formerly referred to as Machinery (Diversified) — 500 Index) from 1999 to 2004. It shows an investment of $100 on December 31, 1999, and the reinvestment of any dividends over the following five years.
TOTAL RETURN TO SHAREHOLDERS
(INCLUDES REINVESTMENT OF DIVIDENDS, IF APPLICABLE)

	Base	INDEXED RETURNS
	Period	Years Ending December 31,
Company/ Index	1999	2000	2001	2002	2003	2004

Flowserve Corporation	100	125.74	156.53	87.00	122.82	162.00
S&P 500 Index	100	90.90	80.09	62.39	80.29	89.03
S&P 500 Industrial Machinery	100	95.20	100.76	99.89	138.20	163.26

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors of the Company (the “Committee”) is currently composed of three independent directors, Charles M. Rampacek, James O. Rollans and William C. Rusnack. Mr. Rollans is the current Chairman. The Committee operates under a written charter adopted by the Board. During 2004, the members of the Committee were Diane C. Harris, Charles M. Rampacek, James O. Rollans and William C. Rusnack, each of whom met the independence standards set forth in the SEC rules and NYSE corporate governance listing standards. Ms. Harris was the Committee Chairman during 2004.
Management has primary responsibility for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on this audit. The Committee’s responsibility is to monitor and oversee this process, including the engagement of the independent auditors, the pre-approval of their annual audit plan and the review of their annual audit report.
In this context, the Committee has met and held detailed discussions with management on the Company’s consolidated financial statements. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that these statements fairly present the financial condition and results of operations of the Company for the period described. The Committee has relied upon this representation without any independent verification, except for the work of the independent auditors. The Committee also discussed these statements with the Company’s independent auditors, both with and without management present, and has relied upon their reported opinion on these financial statements.
The Committee further discussed, with the independent auditors, matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications), including the independence of the auditors. During this review, the Company’s independent auditors also provided to the Committee the written letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee has also considered whether the principal auditor’s provision of non-audit services was compatible with maintaining the auditor’s independence in conducting the annual audit. Towards that end, the Committee continues to pre-approve any audit related and non-audit fees and services before they are commenced.
Following the Committee’s discussions with management and the independent auditors, including the Committee’s specific review with management of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and based upon the representations of management and the report of the independent auditors to the Committee, the Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and the restated consolidated financial statements for the years ended December 31, 2003 and December 31, 2004.

James O. Rollans, Chairman
Charles M. Rampacek
William C. Rusnack

OTHER AUDIT INFORMATION
Relationship with Independent Registered Public Accounting Firms
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. PwC began serving as the Company’s independent registered public accounting firm in 2000. In this role, PwC audits the financial statements of the Company.
Representatives from PwC are expected to be present at the annual meeting and to be available to respond to appropriate questions from shareholders.
Audit and Non-Audit Fees and Services
The table below summarizes the aggregate fees (excluding value added taxes) for professional services incurred by the Company for the audit of its 2004 and 2003 financial statements and other fees billed to the Company by PwC in 2004 and 2003. In general, the Company retains PwC for services that are logically related to or natural extensions of the annual audit.

	2004	2003

AUDIT FEES	$31,053,831	$4,804,088
AUDIT RELATED FEES
Benefit Plan Audits	220,137	184,000
Sarbanes-Oxley Readiness	—	80,700
TOTAL AUDIT RELATED FEES	220,137	264,700
TAX FEES
Compliance	182,079	385,560
Consulting/ Advisory	304,496	140,250
TOTAL TAX FEES	486,575	525,810
ALL OTHER FEES	10,347	—

TOTAL FEES	$31,770,890	$5,594,598
The Audit Committee pre-approved all of the audit and non-audit fees described above for the year ended December 31, 2004 in accordance with its pre-approval policy discussed below. The significant increase in audit fees for the 2004 audit is affected by the length of time required to complete the 2004 audit and the restatement of certain prior years, with the Company filing its Annual Report on Form 10-K for the year ended December 31, 2004, on February 13, 2006.
Audit Committee Pre-Approval Policy
The Audit Committee pre-approves all services, whether audit or non-audit, provided by the PwC and all related fees, which are itemized for the annual audit and non-audit services. The Audit Committee focuses on any matters that may affect the scope of the audit or PwC’s independence and to that end receives certain representations from PwC regarding their independence and permissibility under the applicable laws and regulations of non-audit services provided by PwC to the Company. The Audit Committee also pre-approves the internal audit plan for the Company and the scope and timing of the external audit plan for the Company.
The Audit Committee may delegate its pre-approval authority to the Chairman of the Audit Committee to the extent allowed by law. In the case of any delegation, the Chairman must disclose all pre-approval determinations to the full Audit Committee as soon as possible after such determinations have been made.
PROPOSAL NUMBER TWO: APPROVAL OF THE AMENDMENTS TO CERTAIN FORMER STOCK OPTION AND INCENTIVE PLANS TO EXTEND THE EXERCISE PERIOD OF UNEXERCISED OPTIONS
Background
In May 2005, the Company decided to suspend the exercise of all stock options granted to retired employees who had attained at least age 55 and completed at least 10 years of service (hereinafter “qualifying retirees”), current employees and certain directors under the Company’s stock option and other stock compensation plans. At the time, this suspension was deemed necessary as the Company had not filed on a timely basis a number of periodic reports required to be filed under the Exchange Act, including its Annual Report on Form 10-K for the year ended December 31, 2004, and certain quarterly reports on Form 10-Q. As a result, the Company was not able to issue shares of its common stock upon the exercise of stock options in reliance on the Registration Statements on Form S-8 covering its stock compensation plans.
In light of the suspension of the exercise of outstanding stock options, the Company believed, and continues to believe, that it was appropriate to extend the exercise period of stock options granted to current and qualifying retired employees, as well as certain directors under certain stock option and incentive plans of the Company that have since expired (such expired plans may no longer be used to grant new stock options and are collectively referred to herein as the “former stock option and incentive plans”), if the period for exercise would expire at any time from June 1, 2005 through December 31, 2006. In the absence of such an extension, stock options granted to current and qualifying retired employees, as well as certain directors which were otherwise scheduled to expire during the period from June 1, 2005 through December 31, 2006, would be forfeited due to the exercise suspension, despite the fact that such options had vested and become exercisable in accordance with their terms. It was also the Company’s belief that its ability to retain high-performing employees, including certain executive officers, who are vital to its competitive success, would be jeopardized, and that the value of options already granted to such employees should be preserved during a period when, for reasons beyond such employees’ and directors’ control, they were unable to exercise options which were previously granted. The Company further believes that the forfeiture of options under such circumstances would unfairly disadvantage employees and directors and cause a divergence between their interests and those of the Company. With respect to qualified retirees, such individuals rendered services during periods of active employment based upon the expectation that they would be compensated through exercisable options. The Company believed these expectations should also be honored. Accordingly, on June 1, 2005 and November 1, 2005, the Company extended options for a period of several years, subject to shareholder approval of amendments to various former stock option and incentive plans required in order for the extensions to be permitted.
In late 2005, the Internal Revenue Service (the “IRS”) issued proposed regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which for the first time provided specific guidance regarding the manner in which stock options could be extended. Section 409A is a new provision of the Code, which accelerates the time of taxation of certain deferred compensation, and imposes an additional 20% penalty tax and interest upon noncompliant deferred compensation. The Company has concluded, based upon the advice of counsel, that the original extension of the option exercise period should be modified in order to avoid application of Section 409A. Therefore, in accordance with the proposed regulations, the contemplated extension of the options (the regular term of which would have otherwise expired during the period from June 1, 2005 through December 31, 2006), was partially rescinded on December 14, 2005, and the extension proposed hereunder is consistent with the maximum extension permitted under the Proposed Treasury Regulations that would avoid the penalty tax described above. The option extension, as revised, can be implemented only if shareholders approve the amendments to the former stock option and incentive plans described in this Proposal Number Two.
Option Extensions
After considering the factors previously discussed, effective December 14, 2005, the Organization and Compensation Committee of the Board took action to effectively extend unexercised options which would otherwise expire during the period from June 1, 2005 through December 31, 2006, as follows:

(i)	the regular term of options otherwise expiring during the period from June 1, 2005 through December 31, 2005, will expire 30 days after the options first become exercisable when the Company’s SEC filings have become current and an effective SEC Form S-8 Registration Statement has been filed with the SEC, and

(ii)	the regular term of options otherwise expiring in 2006 will expire on the later of:

(1)	75 days after the regular term of the option as originally granted expires, or

(2)	December 31, 2006 (assuming the options become exercisable in 2006 for the reasons included in (i) above).
These extensions are subject to the Company’s shareholders approving the plan amendments described in this Proposal Number Two. If shareholders do not approve the plan amendments, these extension actions will become void. If such plan amendments are approved, the extensions will be considered a stock modification for financial reporting purposes subject to the recognition of a non-cash compensation charge in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (Revised 2004). Our actual charge will be contingent upon many factors, including future share price volatility, risk free interest rate, option maturity, strike price, share price and dividend yield. For an additional discussion of the compensation charge, please see Note 8 to the financial statements contained in our Annual Report on Form 10K for the year ended December 31, 2005.

ALL OPTIONS OUTSTANDING UNDER THE FORMER PLANS
The following table summarizes all options that are currently outstanding under the former stock option and incentive plans, including options that are not being extended by the amendments to the plans.

			BW/IP
			Holdings, Inc.
	Duriron	BW/IP	Non-Employee
	Company, Inc.	International, Inc.	Directors’
	1989 Stock	1992 Long-Term	Stock Option		Total, by
Name of Group	Option Plan	Incentive Plan	Plan		Group

Named Executive Officers, as a group	14,000	—	—		14,000
All current executive officers who are not Named Executive Officers, as a group	3,947	—	—		3,947
All current directors who are not executive officers, as a group	—	—	14,873		14,873
All employees and retirees, excluding executive officers, as a group	226,561	104,099	11,321	(1)	341,981

Total	244,508	104,099	26,194		374,801

(1)	Options previously granted to former directors only. No options were granted to employees under this plan.
OPTIONS EXTENDED BY THE AMENDMENTS TO THE FORMER PLANS
The following table summarizes the options outstanding under the former stock option and incentive plans that have been amended to permit the extension of the exercise period of unexercised options granted in 1995 and 1996. These amendments are subject to shareholder approval and described in this Proposal Number Two.

			BW/IP
			Holdings, Inc.
	Duriron	BW/IP	Non-Employee
	Company, Inc.	International, Inc.	Directors’
	1989 Stock	1992 Long-Term	Stock Option		Total, by
Name of Group	Option Plan	Incentive Plan	Plan		Group

Named Executive Officers, as a group	14,000	—	—		14,000
All current executive officers who are not Named Executive Officers, as a group	3,947	—	—		3,947
All current directors who are not executive officers, as a group	—	—	10,868		10,868
All employees and retirees, excluding executive officers, as a group	109,710	82,779	4,877	(1)	197,366

Total	127,657	82,779	15,745		226,181

(1)	Options previously granted to former directors only. No options were granted to employees under this plan.

Rationale for Extension
The Company believes that the extension of the regular term of such stock options is appropriate for the following reasons:

•	Stock options are an important component of the Company’s overall compensation program, and help align the interests of the Company and grantees over a substantial period of time.

•	A failure to extend outstanding options would unfairly disadvantage current employees, qualifying retirees and certain directors who have fulfilled all of the conditions precedent necessary to exercise their options, but are precluded from doing so due to the fact that the Company has not complied with its reporting obligations under the Exchange Act on a timely basis.

•	A forfeiture of outstanding options could adversely affect the morale of current key employees and the Company’s ability to retain such key employees at a time when it is important for the Company to provide incentives for these persons to continue making significant contributions to the continued success of the Company’s business.
Plan Amendments Subject to Shareholder Approval
The Company’s extension of the exercise period of outstanding stock options that were previously granted under certain former stock option and incentive plans requires the Company to amend the plans. The specific amendments to these former plans require the approval of the Company’s shareholders based upon either the terms of the plans themselves or the shareholder approval requirements of the NYSE. In particular, shareholder approval is required for the amendments providing for extension of the regular exercise term to each of the following former plans:

•	The Duriron Company, Inc. 1989 Stock Option Plan;

•	The BW/ IP Holding, Inc. Non-Employee Directors’ Stock Option Plan; and

•	The BW/ IP International, Inc. 1992 Long-Term Incentive Plan.
Accordingly, we are requesting that the shareholders of the Company approve amendments to each of the three affected former stock option and incentive plans referenced above to permit the option extensions. The text of the respective amendments regarding the extension of the regular exercise term under each of the former plans listed above is set forth in Exhibits A through C to this proxy statement, respectively. In each case, the amendment makes changes to the plan that permit the actions taken by the Organization and Compensation Committee in granting the extensions described above.
Description of Plans
A description of each of the above mentioned plans, as amended and restated, is set forth in Exhibits A through C to this proxy statement immediately following the plan’s corresponding amendment. In each case, the description covers the material terms of the applicable plan, after giving effect to the amendment described above.
Federal Income Tax Consequences
The following is a brief summary of certain federal income tax consequences of awards made under the plans listed above based on existing U.S. federal income tax laws. This summary is general in nature and does not address issues related to the tax circumstances of any particular participant. This discussion is not to be construed as tax advice.
Because certain of the plans listed above provide for awards of various types, this summary covers each of the principal types of awards authorized by the plans.
Incentive Stock Options
A participant under the plan (“Participant”) will not generally recognize any taxable income for federal income tax purposes upon receipt of an incentive stock option or, generally, at the time of exercise of an incentive stock option, except possibly under the alternative minimum income tax rules. If a Participant exercises an incentive stock option and does not dispose of the shares received in a subsequent “disqualifying disposition” (generally, a sale, gift or other transfer within two years after the date of grant of the stock option or within one year after the shares are transferred to the Participant), the Participant receives long-term capital gains treatment on the difference between the price at which the Participant sells the shares and his or her tax basis in the shares (generally the amount paid upon exercise of such options). In the event of a disqualifying disposition, the difference between the fair market value of the shares received on the date of exercise and the exercise price will generally be treated as compensation received by the Participant in the year of disposition. The Company will not be entitled to a deduction with respect to shares received by a Participant upon exercise of an incentive stock option and not disposed of in a disqualifying disposition. If an amount is treated as compensation received by a Participant due to a disqualifying disposition, the Company will be entitled to a corresponding deduction in the same amount for compensation paid.
Nonqualified Stock Options
A Participant will not recognize any taxable income for federal income tax purposes upon receipt of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the exercise price will be treated as compensation received by the Participant in the year of exercise. Generally, the Company will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the Participant. Any option, which is extended beyond its original expiration date through shareholders’ approval of the requested amendments, will be treated as a non-qualified option.
Stock Appreciation Rights
A Participant will not recognize any taxable income for federal income tax purposes upon receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the amount paid to the Participant will be treated as compensation received by the Participant in the year of exercise. Generally, the Company will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the Participant.
Limited Rights
A Participant will not recognize any taxable income for federal income tax purposes upon receipt of a limited right, which arises in a Change of Control of the Company. Upon the exercise of a limited right, the amount paid to the Participant, based on the “exercise value” of the right in certain specified circumstances, will be treated as compensation received by the Participant in the year of exercise. Generally, the Company will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the Participant.
Tax Deductibility Cap
Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1 million is non-deductible by the Company for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” To qualify for this exception, options and other awards must be granted by a committee consisting solely of two or more “outside directors” (as defined under the applicable regulations) and satisfy the limits specified in the plans on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options to qualify as “performance-based compensation,” the issuance or vesting of the award, as the case may be, must be contingent upon one or more performance criteria, as established and certified by a committee consisting solely of two or more “outside directors.”
Tax Consequences Associated with the Extension of the Option Period
Certain incentive stock options, which will cease to be qualified as incentive stock options because the option period will be extended beyond the term in which an incentive stock option may be exercised, will become non-qualified stock options by default. As a result of this change, the Company will be entitled to a deduction equal to the amount of the taxable income incurred by the employees who exercise such options. No other tax consequences will arise from the proposed extension of the option period.
Required Vote
Proposal Number Two must be approved by a majority of the votes cast on the proposal, excluding abstentions and broker non-votes.
Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENTS TO CERTAIN FORMER STOCK OPTION AND INCENTIVE PLANS AS DESCRIBED IN THIS PROPOSAL NUMBER TWO.

EXHIBIT A
AMENDMENT OF THE
DURIRON COMPANY, INC. 1989 STOCK OPTION PLAN
      WHEREAS, Duriron Company, Inc. previously adopted the Duriron Company, Inc. 1989 Stock Option Plan (the “Prior Plan”);
      WHEREAS, subsequent to the Prior Plan’s adoption, Flowserve Corporation (“Flowserve”) assumed sponsorship of the Prior Plan;
      WHEREAS, pursuant to Article 13 of the Prior Plan, Flowserve, by action of the Organization and Compensation Committee of the Board (the “Committee”), was permitted to amend the Prior Plan at any time;
      WHEREAS, on December 22, 2005, the Committee approved the continuation of unexercised options, which were granted under the Prior Plan and would otherwise expire during a period in which exercise is not permitted;
      WHEREAS, Flowserve amended and restated the Prior Plan on December 29, 2005 (the “Adoption Date”) by adopting the Flowserve Corporation Amended and Restated 1989 Stock Option Plan (the “Plan”), which: (i) modified the Prior Plan to the extent necessary to avoid the application of Section 409A of the Internal Revenue Code of 1986, as amended, and (ii) pending shareholder approval at Flowserve’s next annual shareholder’s meeting, provided for the continuation of unexercised options that were previously granted under the Prior Plan and would otherwise expire during a period in which exercise is not permitted, as directed by the Committee (the “Option Extension Amendments”), and
      WHEREAS, this amendment illustrates the Option Extension Amendments that were made to the Prior Plan in connection with the adoption of the Plan.
      NOW THEREFORE, effective as of the Adoption Date, the following Option Extension Amendments were made to the Prior Plan:
      1.  Section 1. of the Prior Plan was deleted in its entirety and replaced with the following:

Section 1. Purpose.

This Flowserve Corporation Amended and Restated 1989 Stock Option Plan (the “Plan”) has been adopted to update the Duriron Company, Inc. 1989 Stock Option Plan (the “Prior Plan”), in order to (i) bring the Prior Plan into compliance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) permit the continuation of unexercised options that would otherwise expire during a period in which exercise is not permitted. The changes reflected in this Plan are not intended to negatively impact any Holder (as defined below).

As amended and restated, the purposes of this Plan, like the Prior Plan is to (i) provide incentives to directors, officers and other key employees of the Company upon whose judgment, initiative and efforts the long-term growth and success of the Company is largely dependent; (ii) assist the Company in attracting and retaining directors and key employees of proven ability; and (iii) increase the identity of interests of such directors and key employees with those of the Company’s shareholders.

      2.  The definition of the term “Company,” which was contained in Section 2. (h) of the Prior Plan, was deleted in its entirety and replaced with the following:

(h) “Company” means Flowserve Corporation, a New York corporation, and its successors in interest.
      3.  The following new Sections 2. (u) and 2. (v) were inserted immediately following the definition of the term “Nonqualified Option,” which was contained in Section 2.(r), and the remainder of the Prior Plan was renumbered accordingly:

(u) “Plan” means the Flowserve Corporation Amended and Restated 1989 Stock Option Plan.

(v) “Prior Plan” means the Duriron Company, Inc. 1989 Stock Option Plan, as it existed prior to its amendment and restatement.
      4.  Section 6. (b) (ii) of the Prior Plan was deleted in its entirety and replaced with the following:

(ii) No option may be exercised more than ten years after the date of grant; provided, however, that the otherwise applicable ten year term of an option may be extended beyond ten years, thus causing the option to generally become a Nonqualified Option, if:

(A) the exercise period is extended to a date no later than the later of:

(I) the 15th day of the third month following the date at which, or

(II) December 31 of the calendar year in which,

the option would otherwise have expired if the option had not been extended, based on the terms of the option at the original grant date, or

(B) the option is unexercisable because an exercise of the option would violate applicable securities laws, provided that the period during which the option may be exercised is not extended more than 30 days after the exercise of the option first would no longer violate applicable securities laws.
      5.  Section 9. (e) of the Prior Plan was deleted in its entirety and replaced with the following:

(e) Subject to the limitations hereinafter set forth, a Director Option granted hereunder shall extend for a term of ten years provided, however, that the otherwise applicable ten year term of an option may be extended beyond ten years, if:

(i) the exercise period is extended to a date no later than the later of:

(A) the 15th day of the third month following the date at which, or

(B) December 31 of the calendar year in which, the option would otherwise have expired if the option had not been extended, based on the terms of the option at the original grant date, or

(ii) the option is unexercisable because an exercise of the option would violate applicable securities laws, provided that the period during which the option may be exercised is not extended more than 30 days after the exercise of the option first would no longer violate applicable securities laws.

      6.  Section 17. of the Prior Plan was deleted in its entirety and replaced with the following:

Section 17. Shareholder Approval and Term of Plan.

The Prior Plan became effective upon its approval by the affirmative vote of the holders of a majority of the Shares at the Company’s 1989 Annual Meeting of Shareholders. This Plan, as amended and restated shall become effective upon its approval (either in person or by proxy) by the affirmative vote of the holders of a majority of the Shares at the Company’s 2005 Annual Meeting of Shareholders. No option shall be granted under the Plan after December 31, 1998.

SUMMARY OF THE AMENDMENTS MADE TO THE
DURIRON COMPANY, INC. 1989 STOCK OPTION PLAN
Purpose of the Plan
The Duriron Company, Inc. 1989 Stock Option Plan, hereinafter referred to in this Exhibit A as the “Plan”, was designed to provide incentives to directors, officers, and other key employees upon whose judgment, initiative, and efforts the long-term growth and success was largely dependent, assist in attracting and retaining such individuals, and increase the identity of interests of such individuals with those of shareholders.
Key Terms of the Plan
The following is a summary of the key provisions of the Plan, assuming that shareholders approve this Proposal Number Two. This summary does not purport to be a complete description of all the provisions of the Plan, and it is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan is attached as Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed, with the SEC on June 30, 2006, and any shareholder who desires to obtain a copy of the Plan may do so by downloading a copy from the Company’s website at www.flowserve.com under “Investor Relations — Section 16 Filings” caption or by submitting a written request to the Company Secretary at Flowserve’s headquarters in Irving, Texas.

Plan Term:	The Plan became effective on the date it was approved by the affirmative vote of the holders of a majority of the Shares at the Duriron 1989 Annual Meeting of Shareholders until its expiration on December 31, 1998. Awards granted prior to the expiration date expire on their stated respective expiration dates.

Eligible Participants:	Any person who is an officer or other key employee or director of the Company or a Subsidiary was previously eligible, prior to the Plan’s expiration, to be granted an option under the Plan at the discretion of the Compensation Committee of the Board of Directors (the “Committee”). No awards are presently eligible for issuance. Grants to directors were required to be ratified by the Board of Directors. There are currently 30 remaining participants with outstanding options under the Plan.

Shares Authorized:	Subject to adjustment and other applicable rules, the maximum number of shares that may be issued and/or delivered under the Plan upon the exercise of options is 750,000.

Award Types:	(1) Nonqualified options, (2) Incentive stock options, (3) Limited rights, (4) Stock appreciation rights and (5) Director options.

Share Limit on Awards:	Subject to adjustment, the maximum number of Limited rights or stock appreciation rights that may be exercised under the Plan was also 750,000. The maximum number of shares subject to options that may be granted to an employee during the term of the Plan was 750,000 shares. The maximum number of Stock Appreciation Rights and Limited Rights that may be granted to any employee under the Plan shall be 750,000.

162(m) Share Limits:	So that awards could qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which permits performance-based compensation meeting requirements established by the IRS to be excluded from the limitation on deductibility of compensation in excess of $1 million paid to certain senior executives, the Plan limited awards to individual participants as follows: the aggregate maximum number of incentive stock options, nonqualified options, stock appreciation rights and limited rights that may be exercised by any employee shall not exceed 750,000.

Vesting:	Determined by the Committee at the time of grant. All outstanding grants are currently vested.

Exercise Price:	The exercise price is the fair market value of a share of Common Stock on the date the option is granted, which is the closing price on the New York Stock Exchange on that day. The closing price of the Company’s Common Stock on the New York Stock Exchange on June 29, 2006, was $53.80 per share.

Award Terms:	Unless otherwise specified by the Committee, stock appreciation rights, limited rights, incentive stock options, nonqualified options and director options generally have a term no longer than ten years; provided, however, if the shareholders approve Proposal Number Two hereunder then the otherwise applicable ten-year term may be lengthened if: (A) the exercise period is extended to a date no later than the later of: (1) the 15th day of the third month following the date at which the option would otherwise have expired if the option had not been extended, based on the terms of the option at the original grant date, or (2) December 31 of the calendar year in which the option would otherwise have expired if the option had not been extended, based on the terms of the option at the original grant date, or (B) the option is unexercisable because an exercise of the option would violate applicable securities laws, provided that the period during which the option may be exercised is not extended more than 30 days after the exercise of the option first would no longer violate applicable securities laws.

Repricing Prohibited:	Repricing, or reducing the exercise price of an incentive stock option, nonqualified option and director option without shareholder approval is prohibited. The Plan also prohibits the repurchase of any outstanding “underwater” incentive stock options, nonqualified options and director options (options with an exercise price greater than the then-current fair market value of the stock).

Non-Employee Director Awards
The Plan, prior to its expiration, provided for grants of nonqualified stock options, stock appreciation rights and limited rights to non-employee directors.
New Plan Benefits
The Company’s executive officers and directors have an interest in the approval of the Plan as amended because the amendment will extend options previously granted to the Company’s current executive officers and directors to purchase a total of 17,947 shares. The amendments to the Plan permit continuation of the period of exercise for unexercised options that would otherwise expire during the period from June 1, 2005, through December 31, 2006, during a period in which exercise is not permitted under applicable securities laws, plus thirty days, or, for options expiring in 2006, and if longer, the later of December 31, 2006, or 2 1/2  months after the originally scheduled expiration date. Other amendments allow exercise following separation from employment (if permissible under the option agreement as originally issued) for the greater of the period provided under the option as originally issued, or thirty days after the current trading limitations cease to apply.
Future awards under the Plan to executive officers, non-employee directors and other key employees are not possible due to the Plan’s expiration.
Transferability
Awards granted under the Plan are not transferable or assignable except that the Committee may consent to permit the transfer of an option, together with any related stock appreciation right and/or limited right, to the grantee’s family members, trusts for the sole benefit of the grantee’s family members or partnerships whose only partners are family members of the grantee; provided, however, that any such permitted transfer or assignment shall not apply to an incentive stock option and any stock appreciation rights or limited rights related to an incentive stock option.
Administration
The Committee will administer the Plan. The Committee selected the individuals who received awards, determined the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the Plan, established the terms, conditions, and other provisions of the awards. The Committee may interpret the Plan and establish, amend, and rescind any rules relating to the Plan, correct defects, supply omissions, and reconcile any inconsistencies in the Plan. The Committee shall also make any and all other determinations necessary or advisable for the administration of the Plan.
Amendments
The Committee may amend the Plan, subject to certain limitations. However, no action may be taken by the Committee (except those described in “Adjustments”) without shareholder approval to amend the Plan in any manner that requires shareholder approval pursuant to the Plan, the Code or the regulations promulgated thereunder or pursuant to the Securities Exchange Act of 1934 or any rule promulgated thereunder or pursuant to rules imposed by the New York Stock Exchange. At any time, the Committee may terminate the Plan.
Adjustments
In the event of a change in outstanding shares by reason of a share dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares, extraordinary dividend paid as part of a restructuring plan or the like, or any similar event, the Committee shall, subject to various limitations set forth in the Plan, adjust the number, kind, and option price of shares subject to outstanding awards under the Plan, and the current market value of a share on the date a stock appreciation right and/or limited right was granted.
The impact of a merger or other reorganization of the Company on outstanding awards granted under the Plan shall be specified in the agreement relating to the merger or reorganization, subject to the limitations and restrictions set forth in the Plan. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.

EXHIBIT B
AMENDMENT OF THE BW/ IP HOLDING, INC.
NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
      WHEREAS, BW/ IP Holding, Inc. previously adopted the BW/ IP Holding, Inc. Non-Employee Directors’ Stock Option Plan (the “Prior Plan”);
      WHEREAS, subsequent to the Prior Plan’s adoption, Flowserve Corporation (“Flowserve”) assumed sponsorship of the Prior Plan;
      WHEREAS, pursuant to Article 9 of the Prior Plan, Flowserve, by action of its Board of Directors (the “Board”) or a party delegated with the authority to act on behalf of the Board, was permitted to amend the Prior Plan at any time;
      WHEREAS, on December 22, 2005, the Organization and Compensation Committee of the Board (the “Committee”) approved the continuation of unexercised options, which were granted under the Prior Plan and would otherwise expire during a period in which exercise is not permitted;
      WHEREAS, consistent with the Committee’s direction, Flowserve amended and restated the Prior Plan on December 29, 2005 (the “Adoption Date”), pending shareholder approval at Flowserve’s next annual shareholder’s meeting, by adopting the Flowserve Corporation Amended and Restated Non-Employee Directors’ Stock Option Plan (the “Plan”); and
      WHEREAS, this amendment illustrates the changes made to the Prior Plan through the adoption of the Plan.
      NOW THEREFORE, effective as of the Adoption Date, the Prior Plan was amended as follows:
      1.  Section 1. of the Prior Plan was deleted in its entirety and replaced with the following:

Section 1. Purpose.

(a) This Flowserve Corporation Amended and Restated Non-Employee Directors’ Stock Option Plan (the “Plan”) has been adopted to update the BW/ IP Holding, Inc. Non-Employee Directors’ Stock Option Plan (the “Prior Plan”), in order to permit continuation of unexercised options that would otherwise expire during a period in which exercise is not permitted. The changes reflected in this Plan are not intended to negatively impact any Non-Employee Director (as defined below).

(b) As amended and restated, the purpose of the Plan, like the Prior Plan, is to secure for the Company and its stockholders the benefits of the incentive inherent in common stock ownership by the members of the Board of Directors (the “Board”) of the Company who are not employees of the Company or any of its subsidiaries.
      2.  Section 5. (a) of the Prior Plan was deleted in its entirety and replaced with the following:

(a) The Option exercise price shall be the fair market value of the Common Stock shares subject to such Option on the date the Option is granted, which shall be the closing price on the New York Stock Exchange (or such successor reporting system as may be selected by the Board) on the date the value of the Common Stock is to be determined or, if there are no sales on such date, the next preceding date for which a sale is reported.

      3.  Section 5. (d)(ii) of the Prior Plan was deleted in its entirety and replaced with the following:

(ii) after the expiration of ten years from the date the Option was granted; provided, however, that the otherwise applicable ten year term of an option may be extended beyond ten years, if:

(A) the exercise period is extended to a date no later than the later of:

(I) the 15th day of the third month following the date at which, or

(II) December 31 of the calendar year in which,

the option would otherwise have expired if the option had not been extended, based on the terms of the option at the original grant date, or

(B) the option is unexercisable because an exercise of the option would violate applicable securities laws, provided that the period during which the option may be exercised is not extended more than 30 days after the exercise of the option first would no longer violate applicable securities laws.;
      4.  Section 5. (d)(iii)(B) of the Prior Plan was deleted in its entirety and replaced with the following:

(B) by tendering to the Company Common Stock shares owned by the person exercising the Option and having a fair market value equal to the cash exercise price applicable to such Option, such fair market value to be the closing price on the New York Stock Exchange (or such successor reporting system as may be selected by the Board) on the date the value of the Common Stock is to be determined or, if there are no sales on such date, the next preceding date for which a sale is reported, or
      5.  Sections 6. (b) and 6(c) of the Prior Plan were deleted in their entirety and replaced with the following:
      (b) A Change in Control shall be deemed to have occurred if (i) the ownership of the voting stock of the Company owned by any “person,” as that term is defined for purposes of Section 13(d) and 14(d) of the Securities Exchange Act, reaches in the aggregate more than fifty percent (50%) of all outstanding voting stock of the Company, whether such increase occurs by way of a merger, consolidation, redemption, direct transfer or sale of stock or otherwise, (ii) the stockholders of the Company approve a plan of complete liquidation of the Company, (iii) the stockholders of the Company or International approve an agreement for the sale or disposition of all or substantially all of the assets of the Company or International or (iv) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or one of its subsidiaries through purchase of assets, by merger or otherwise.
      (c) Change of control price means the highest price per share of Common Stock paid in any transaction reported on the New York Stock Exchange (or such successor reporting system as may be selected by the Board) at any time during the sixty day period immediately preceding such change of control or, if higher, the highest price per share of Common Stock paid or offered in connection with such change of control.
      6.  Section 11. of the Prior Plan was deleted in its entirety and replaced with the following:

Section 11. Effective Date of Plan. The Prior Plan became effective as of the May 18, 1993 and was approved at the BW/ IP Holding, Inc. 1993 Annual Meeting of Stockholders. This Plan, as amended and restated shall become effective upon its approval (either in person or by proxy) by the affirmative vote of the holders of a majority of the Shares at the Company’s 2005 Annual Meeting of Shareholders.

SUMMARY OF THE AMENDMENTS MADE TO THE
BW/ IP HOLDING, INC. NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
Purpose of the Plan
The purpose of the BW/ IP Holding, Inc. Non-Employee Directors’ Stock Option Plan, hereinafter referred to in this Exhibit B as the “Plan”, was to secure the benefits of the incentive inherent in common stock ownership by the members of the Board of Directors of the BW/ IP Holding, Inc. who were not employees of the BW/ IP Holding, Inc. or any of its subsidiaries.
Key Terms of the Plan
The following is a summary of the key provisions of the Plan, assuming that shareholders approve this Proposal Number Two. This summary does not purport to be a complete description of all the provisions of the Plan, and it is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan is attached as Exhibit 10.74 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on June 30, 2006, and any shareholder who desires to obtain a copy of the Plan may do so by downloading a copy from the Company’s website at www.flowserve.com under “Investor Relations — Section 16 Filings” caption or submitting a written request to the Company Secretary at Flowserve’s headquarters in Irving, Texas.

Plan Term:	May 18, 1993 to ten years from the day on which the BW/ IP Plan was approved by shareholders of BW/ IP Holding, Inc., 1993 Annual Meeting of Stockholders.

Eligible Participants:	Any non-employee director of the Company or a Subsidiary may be granted an option under the Plan. There are currently six remaining participants with outstanding options under the Plan.

Shares Authorized:	Subject to adjustment and other applicable rules, the maximum number of shares that may be issued and/or delivered under the Plan upon the exercise of options is 125,000.

Award Types:	Non-qualified stock options.

Share Limit on Awards:	Subject to adjustment, the maximum number of options that may be exercised under the Plan is also 125,000. The maximum number of shares subject to options that may be granted to a non-employee director is limited only by the formula to determine the number of shares to be granted.

162(m) Share Limits:	None.

Vesting:	All options granted are currently vested.

Exercise Price:	The exercise price is the fair market value of a share of Common Stock on the date the option is granted, which is the closing price on the New York Stock Exchange on that day. The closing price of the Company’s Common Stock on the New York Stock Exchange on June 29, 2006, was $53.80 per share.

Award Terms:	Unless otherwise specified by the Committee, options generally have a term no longer than ten years; provided, however, if the shareholders approve Proposal Number Two hereunder then the otherwise applicable ten-year term may be lengthened if: (A) the exercise period is extended to a date no later than the later of: (1) the 15th day of the third month following the date at which the option would otherwise have expired if the option had not been extended, based on the terms of the option at the original grant date, or (2) December 31 of the calendar year in which the option would otherwise have expired if the option had not been extended, based on the terms of the option at the original grant date, or (B) the option is unexercisable because an exercise of the option would violate applicable securities laws, provided that the period during which the option may be exercised is not extended more than 30 days after the exercise of the option first would no longer violate applicable securities laws.

Repricing Prohibited:	Repricing, or reducing the exercise price of a stock option without shareholder approval is prohibited. The Plan also does not provide for the repurchase of any outstanding “underwater” option (an option with an exercise price greater than the then-current fair market value of the stock).
New Plan Benefits
The Company’s non-employee directors have an interest in the approval of the amendment to the Plan because the amendment will extend options previously granted to the Company’s current non-employee directors to purchase a total of 10,868 shares. The amendments to the Plan, if approved by shareholders, permit continuation of the period of exercise for unexercised options that would otherwise expire during the period from June 1, 2005, through December 31, 2006, during a period in which exercise is not permitted under applicable securities laws, plus thirty days, or, for options expiring in 2006, and if longer, the later of December 31, 2006, or 2 1/2  months after the originally scheduled expiration date. Other amendments allow exercise following separation from employment (if permissible under the option agreement as originally issued) for the greater of the period provided under the option as originally issued, or thirty days after the current trading limitations cease to apply.
No future awards may be awarded under the Plan.
Transferability
A non-employee director’s rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of a non-employee director’s death, by will or by the laws of descent and distribution), including without limitation execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of a non-employee director in the Plan shall be subject to any obligation or liability of such participant.

Administration
The Plan is administered by the Board. The Board has all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described in the Plan) to prescribe the form of the agreement embodying awards of stock options made under the Plan. The Board has, subject to the provisions of the Plan, the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan, as described herein, is to be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board is to be liable for anything done or omitted to be done by such member or by any other member of the Board in connection with the Plan, except for such member’s own willful misconduct or as expressly provided by statute.
Amendments
The Board may amend the Plan at any time and from time to time as the Board deems advisable, including without limitation amendments necessary to qualify for any exemption or to comply with applicable law or regulations; provided, however, that except as provided in the Plan’s Change in Control provisions, the Board cannot, without further approval by the shareholders of the Company in accordance with paragraph 11 of the Plan, increase the maximum number of shares of Common Stock as to which options may be granted under the Plan, increase the number of shares subject to an option, reduce the minimum option exercise price described in the Plan, extend the period during which options may be granted or exercised under the Plan or change the class of persons eligible to receive options under the Plan. No amendment of the Plan shall materially and adversely affect any right of any Non-Employee Director with respect to any option theretofore granted without such non-employee director’s written consent.
Adjustments
In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the aggregate number and class of Common Stock shares available under the Plan, and the number, class and price of Common Stock shares subject to outstanding Options will be appropriately adjusted by the Board, whose determination is conclusive.

EXHIBIT C
AMENDMENT OF THE
BW/ IP INTERNATIONAL, INC. 1992 LONG-TERM INCENTIVE PLAN
      WHEREAS, BW/ IP International, Inc. previously adopted the BW/ IP International, Inc 1992 Long-Term Incentive Plan (the “Prior Plan”);
      WHEREAS, subsequent to the Prior Plan’s adoption, Flowserve Corporation (“Flowserve”) assumed sponsorship of the Prior Plan;
      WHEREAS, pursuant to Article 11 of the Prior Plan, Flowserve, by action of its Board of Directors (the “Board”) or a party delegated with the authority to act on behalf of the Board, was permitted to amend the Prior Plan at any time;
      WHEREAS, on December 22, 2005, the Organization and Compensation Committee of the Board (the “Committee”) approved the continuation of unexercised options, which were granted under the Prior Plan and would otherwise expire during a period in which exercise is not permitted;
      WHEREAS, Flowserve amended and restated the Prior Plan on December 29, 2005 (the “Adoption Date”) by adopting the Flowserve Corporation Amended and Restated 1992 Long-Term Incentive Plan (the “Plan”), which: (i) modified the Prior Plan to the extent necessary to avoid the application of Section 409A of the Internal Revenue Code of 1986, as amended, and (ii) pending shareholder approval at Flowserve’s next annual shareholder’s meeting, provided for the continuation of unexercised options that were previously granted under the Prior Plan and would otherwise expire during a period in which exercise is not permitted, as directed by the Committee (the “Option Extension Amendments”), and
      WHEREAS, this amendment illustrates the Option Extension Amendments that were made to the Prior Plan in connection with the adoption of the Plan.
      NOW THEREFORE, effective as of the Adoption Date, the following Option Extension Amendments were made to the Prior Plan:
      1.  Section 1. of the Prior Plan was deleted in its entirety and replaced with the following:

Section 1. Purpose of the Plan. This Flowserve Corporation Amended and Restated 1992 Long-Term Incentive Plan (the “Plan”) has been adopted to update the BW/ IP International, Inc. 1992 Long-Term Incentive Plan (the “Prior Plan”), in order to permit continuation of unexercised options that would otherwise expire during a period in which exercise is not permitted. The changes reflected in this Plan are not intended to negatively impact any Grantee (as defined below).
      2. The definition of the term “Company,” which was contained in Section 2.(f) of the Prior Plan, was deleted in its entirety and replaced with the following:

(f) “Company” means Flowserve Corporation, a New York corporation, and its successors in interest.
      3. The following new Sections 2. (s) and 2. (t) were inserted immediately following the definition of the term “Participant,” which was contained in Section 2. (r), and the remainder of the Prior Plan was renumbered accordingly:

(s) “Plan” means the Flowserve Corporation Amended and Restated 1992 Long-Term Incentive Plan.

(t) “Prior Plan” means the BW/ IP International, Inc. 1992 Long-Term Incentive Plan.
      4.  Section 6. (c)(v) of the Prior Plan was deleted in its entirety and replaced with the following:

(v) Unless the Committee shall otherwise determine, Stock Options shall be exercisable commencing on the third anniversary of the grant thereof, in one or more installments and subject to such other conditions as the Committee may determine. Except as described in the following sentence, however, in no event shall Stock Options be exercisable until the first anniversary of the grant thereof. The Committee shall have the authority to accelerate the exercisability of any outstanding option at such time and under such circumstances as it deems appropriate. The exercise period shall be determined by the Committee. No Stock Option may he exercised more than ten years after the date of grant; provided, however, that the otherwise applicable ten year term of a Stock Option may be extended beyond ten years, thus causing the Stock Option to generally become a Nonqualified Option, if:

(A) the exercise period is extended to a date no later than the later of:

(1) the 15th day of the third month following the date at which, or

(2) December 31 of the calendar year in which,

the option would otherwise have expired if the option had not been extended, based on the terms of the option at the original grant date, or

(B) the option is unexercisable because an exercise of the option would violate applicable securities laws, provided that the period during which the option may be exercised is not extended more than 30 days after the exercise of the option first would no longer violate applicable securities laws.
      5.  The following new Section 6. (c)(vi) was inserted and the remainder of the Prior Plan was renumbered accordingly:

(vi) The exercise period shall be subject to earlier termination as provided in Section 6. (c)(vii) through Section 6. (c)(ix) hereof. A Stock Option may be exercised after it has become exercisable by giving written notice of such exercise to the Committee or its designated agent.

SUMMARY OF THE AMENDMENTS MADE TO THE
BW/ IP INTERNATIONAL, INC. 1992 LONG-TERM INCENTIVE PLAN
Purpose of the Plan
The purpose of BW/ IP International, Inc. 1992 Long-Term Incentive Plan, hereinafter referred to in this Exhibit C as the “Plan”, was to encourage employees so that they might acquire or increase their proprietary interest in BW/ IP International, Inc., and to encourage such employees to remain employed and to put forth maximum efforts with the intention of ensuring the success of the business.
Key Terms of the Plan
The following is a summary of the key provisions of the Plan, assuming that shareholders approve this Proposal Number Two. This summary does not purport to be a complete description of all the provisions of the Plan, and it is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan is attached as Exhibit 10.75 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on June 30, 2006, and any shareholder who desires to obtain a copy of the Plan may do so by downloading a copy from the Company’s website at www.flowserve.com under “Investor Relations — Section 16 Filings” caption or submitting a written request to the Company Secretary at Flowserve’s headquarters in Irving, Texas.

Plan Term:	Ten years from the day on which the Prior Plan was adopted or approved by the shareholders of BW/ IP Holdings, Inc., whichever was earlier.

Eligible Participants:	Any employee of the Company or a Subsidiary could have been granted an award under the Plan.

Shares Authorized:	Subject to adjustment and other applicable rules, the maximum number of shares that may be issued and/or delivered under the Plan upon the exercise of options was 1,000,000. No awards are presently eligible for grant.

Award Types:	(1) Incentive stock options and (2) Non-qualified stock options.

162(m) Share Limits:	None.

Vesting:	All options granted are currently vested.

Exercise Price:	The exercise price is the fair market value of a share of Common Stock on the date the option is granted, which is the closing price on the New York Stock Exchange on that day. The closing price of the Company’s Common Stock on the New York Stock Exchange on June 29, 2006, was $53.80 per share.

Award Terms:	Unless otherwise specified by the Board, options will have a term no longer than ten years. However, if the shareholders approve Proposal Number Two hereunder, the Plan will be amended to provide that the option may be extended as follows: (1) to a date no later than the later of (a) the 15th day of the third month following the date at which; or

(b) December 31 of the calendar year in which, the option would otherwise have expired if the option had not been extended, based on the terms of the option at the original date of grant; or (2) the option is unexercisable because an exercise of the option would violate applicable securities laws, provided that the period during which the option may be exercised is not extended more than 30 days after the exercise of the option first would no longer violate applicable securities laws.

Repricing Prohibited:	Repricing, or reducing the exercise price of a stock option, limited right or stock appreciation right without shareholder approval is prohibited. The Plan also does not provide for the repurchase of any outstanding “underwater” option (an option with an exercise price greater than the then-current fair market value of the stock).

New Plan Benefits
None of Flowserve’s executive officers or directors hold options that are extended by the amendments to the Plan. The amendments to the Plan, if approved by shareholders, permit continuation of the period of exercise for unexercised options that would otherwise expire during the period from June 1, 2005, through December 31, 2006, during a period in which exercise is not permitted under applicable securities laws, plus thirty days, or, for options expiring in 2006 and if longer, the later of December 31, 2006, or 2 1/2  months after the originally scheduled expiration date. Other amendments allow exercise following separation from employment (if permissible under the option agreement as originally issued) for the greater of the period provided under the option as originally issued, or thirty days after the current trading limitations cease to apply.
No future awards may be awarded under the Plan.
Transferability
Awards granted under the Plan are not transferable otherwise than by will or by the laws of descent and distribution, and awards may be exercised or otherwise realized during the lifetime of the grantee only by the grantee or by his guardian or legal representative.
Administration
The Plan is administered by non-employee members of the Committee, consisting of not less than two (2) members of the Board who shall qualify to administer the Plan as contemplated by Rule 16b-3, as amended, or any successor provision thereto (“Rule 16b-3”), or other applicable rules under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Committee has full and final authority to operate, manage and administer the Plan on behalf of the Company. This authority includes, but is not limited to, the following: determining eligibility for awards; granting of incentive awards (conditionally or unconditionally); entering into stock option exchanges; directing the

Company to make accruals and payments provided for by the Plan; interpreting the Plan; and prescribing, amending, or rescinding rules and regulations relating to the Plan.
With respect to stock options the Committee has full and final authority in its sole and absolute discretion to determine the time when each stock option shall become exercisable, and the duration of the exercise period, which shall not exceed the maximum periods as set forth in the Plan.
A majority of the Committee constitutes a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all the members in the absence of a meeting, shall be the acts of the Committee. All Committee interpretations, determinations and actions are final, conclusive and binding on all parties. The Plan provides that no member of the Board or the Committee will be liable for any action taken or determination made in good faith by the Board or the Committee with respect to the Plan or any award granted under the terms of the Plan.
Amendments
The Board at any time and from time to time, may suspend, terminate, modify, or amend the Plan; provided, however, that any amendment that would materially increase the aggregate number of shares of stock as to which awards may be granted under the Plan or materially increase the benefits accruing to grantees under the Plan or materially modify the requirements as to eligibility for participation in the Plan shall be subject to the approval of the holders of a majority of the stock issued and outstanding to the extent required by Rule 16b-3, applicable law or any other governing rules or regulations, except that any such increase or modification resulting from adjustments authorized by the Plan does not require such approval. Except as otherwise provided for in the Plan, no suspension, termination, modification, or amendment of the Plan may adversely affect any award previously granted, unless the written consent of the grantee is obtained.
Adjustments
If there is any change in the number of shares of stock through the declaration of extraordinary dividends, recapitalization, stock splits, or combinations or exchanges of shares, or in the event of an extraordinary cash dividend or other similar transaction, the number of shares of stock available for awards, the number of such shares covered by outstanding awards and the price per share of stock options are to be appropriately adjusted by the Committee to reflect any such changes; provided, however, that any fractional shares resulting from such adjustment are to be eliminated. Adjustments made under this provision of the Plan are to be made by the Committee as constituted immediately prior to the event occasioning such adjustment, whose determination as to what adjustments will be made and the extent thereof will be final, binding and conclusive. No fractional interest will be issued under the Plan on account of any such adjustments.

Flowserve Corporation
c/o National City Bank Shareholder Services Operations LOC 5352 P. O. Box 94509 Cleveland, OH 44101-4509

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è

Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing.ê

(Continued from the other side)

1.	Election of directors.

	❑	FOR all nominees listed below			❑	WITHHOLD AUTHORITY
		(except as marked to the contrary below)				to vote for all nominees listed below:

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below:

(1) Roger L. Fix (2) Lewis M. Kling (3) Michael F. Johnston (4) Charles M. Rampacek (5) Kevin E. Sheehan

2.	Approval of the amendments to certain stock option and incentive plans.

	❑	FOR	❑	AGAINST	❑	ABSTAIN

Dated:	, 2006

Signature

Signature if held jointly

Please sign exactly as name appears hereon. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his or her capacity.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the 2005 Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

2005 Meeting	FLOWSERVE CORPORATION	2005 Meeting
PROXY FOR 2005 ANNUAL MEETING OF SHAREHOLDERS – AUGUST 24, 2006
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints LEWIS M. KLING and KEVIN E. SHEEHAN, and each of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Flowserve Corporation which the undersigned is entitled in any capacity to vote if personally present at the 2005 Annual Meeting of Shareholders of Flowserve Corporation to be held at 11:00 a.m. on Thursday, August 24, 2006, at the Flowserve Corporation Learning Center, 4343 Royal Lane, Irving, Texas 75063, and at any adjournment thereof, upon the election of directors as listed on the reverse side of this proxy and the approval of the amendments to certain stock option and incentive plans as more fully described in the Notice of 2005 Annual Meeting of Shareholders and Proxy Statement, dated June 30, 2006, and upon all matters properly presented at the annual meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED BY THE PROXIES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR APPROVAL OF THE AMENDMENTS TO CERTAIN STOCK OPTION AND INCENTIVE PLANS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
(Continued, and to be dated and signed, on the other side)